Exhibit 10.4

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP BLACKSTONE HOLDINGS FINANCE CO. L.L.C. 345 Park Avenue New York, New York 10154	BENEFIT STREET PARTNERS LLC One Madison Avenue, Suite 1600 New York, New York 10010	MACQUARIE CAPITAL (USA) INC. MACQUARIE PF INC. 125 West 55th Street New York, New York 10019

CONFIDENTIAL

December 8, 2025

ContextLogic Holdings, LLC
2648 International Blvd, Suite 301
Oakland, CA 94601

Project Crystal
Commitment Letter

Ladies and Gentlemen:

You have advised Blackstone Alternative Credit Advisors LP (on behalf of funds, accounts and clients managed, advised or sub-advised by it or its affiliates, “Blackstone Credit”) and Blackstone Holdings Finance Co. L.L.C (“Blackstone Finance” and, together with Blackstone Credit, “Blackstone”), Benefit Street Partners LLC (“Benefit Street”), Macquarie PF Inc. (the “Macquarie Lender”), Macquarie Capital (USA) Inc. (“Macquarie Capital” and, together with Macquarie Lender, “Macquarie” and, together with Blackstone and Benefit Street, the “Commitment Parties”, “we” or “us”) that ContextLogic Holdings, LLC, a Delaware limited liability company (“Crystal”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B and the Conditions Precedent as attached hereto as Exhibit C (and this commitment letter, together with the schedules, exhibits and annexes attached hereto, collectively, this “Commitment Letter”).

1.	Commitments.

In connection with the Transactions, each Commitment Party is pleased to advise you of its several and not joint commitment to provide (a) the aggregate principal amount of the Term Loan Facility (as defined in Exhibit A) set forth opposite such Commitment Party’s name on Schedule I hereto under the heading “Term Loan Facility” (each such Commitment Party in such capacity, together with any other Initial Term Lender appointed as described below, an “Initial Term Lender” and, collectively, the “Initial Term Lenders”) and (b) the aggregate principal amount of the Revolving Facility (as defined in Exhibit A) set forth opposite such Commitment Party’s name on Schedule I hereto under the heading “Revolving Facility” (each such Commitment Party in such capacity, together with any other Initial Revolving Lender appointed as described below, an “Initial Revolving Lender” and, collectively, the “Initial Revolving Lenders” and, together with the Initial Term Lenders, each an “Initial Lender” and, collectively, the “Initial Lenders”), in each case, upon the terms set forth or referred to in this Commitment Letter and subject only to the satisfaction (or waiver by the Lead Arrangers) of the conditions expressly set forth in Exhibit C attached hereto.

Any Initial Lender entering into this Commitment Letter on behalf of its funds or managed accounts hereby confirms that (x) it has the power and authority to commit the capital of such funds and managed accounts managed by it, (y) such funds and managed accounts have the requisite capital to fund its commitments hereunder and (z) it shall take all necessary actions to cause such funds and managed accounts to satisfy its obligations under this Commitment Letter.

2.	Titles and Roles.

It is agreed that (a) each of Blackstone, Benefit Street and Macquarie Capital will act as a lead arranger (in such capacity, together with any other lead arrangers or bookrunners appointed as described below, the “Lead Arrangers”), and as a lead bookrunner for each of the Facilities (as defined in Exhibit A); (b) a financial institution reasonably acceptable to you and Blackstone will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for each of the Facilities; and (c) notwithstanding the appointment of any additional Lead Arrangers, Blackstone will appear on the top left of the cover page of any marketing materials for the Facilities and will perform the roles and responsibilities conventionally understood to be associated with such name placement in connection with the Facilities. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, and no other titles will be awarded, unless you and we shall so agree. No compensation (other than that expressly contemplated by this Commitment Letter and that certain Fee Letter dated the date hereof and delivered with respect to the Facilities (the “Fee Letter”)) will be paid to any Lender (as defined below) in its capacity as such in connection with obtaining any Lender’s commitment to the Facilities unless you and the Lead Arrangers shall so agree.

3.	Information.

You hereby represent and warrant (to your knowledge with respect to the Company and its subsidiaries) that (but the making and accuracy of such representations and warranties shall not be a condition to the commitments hereunder or the availability or initial funding of the Facilities on the Closing Date) (a) all written information and written data (excluding any projections relating to the Company and its subsidiaries (including financial estimates, forecasts and other forward-looking information (the “Projections”)) and information of a general economic or general industry nature (“Economic and Industry Information”) and third-party reports and/or memoranda (“Third Party Materials”); it being understood that Third Party Materials shall not be deemed to include written information (other than Projections and Economic and Industry Information) on which such Third Party Materials are based, to the extent such written information has been otherwise made available to the Commitment Parties) that have been or will be made available to the Commitment Parties by you or any of your or its respective representatives or equity holders on your or its behalf (collectively, and excluding for the avoidance of doubt, Projections Economic and Industry Information and Third Party Materials, the “Information”), taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Lead Arrangers by you or any of your or its respective representatives on your or its behalf have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time any such Projections are delivered to the Commitment Parties; it being understood that any such Projections are subject to significant uncertainties and contingencies, many of which are beyond your or the Company’s control, that no assurance can be given that any particular Projections will be realized and that actual results may differ and that such differences may be material and that such Projections are not to be viewed as facts or a guarantee of performance. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or prior to the Closing Date with respect to Information and Projections concerning the Company and its subsidiaries, to the extent practical and appropriate and not in contravention of the Purchase Agreement, you will use commercially reasonable efforts to) promptly supplement the Information and the Projections from time to time until the Closing Date so that such representations and warranties will be correct under those circumstances, it being understood that such supplementation (to the extent made prior to the Closing Date) shall cure any breach of such representation and warranty.

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4.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and the Lead Arrangers’ agreements to perform the services described herein, you agree to pay the fees set forth in the Fee Letter. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or agreed in writing by the parties hereto.

5.	Conditions Precedent.

The commitments of the Initial Lenders hereunder and the availability and initial funding of the Facilities on the Closing Date are subject only to the satisfaction (or waiver by the Lead Arrangers) of the conditions expressly set forth in Exhibit C hereto. With respect to each of the Facilities, there are no conditions (implied or otherwise), including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation, to the commitments hereunder, or to the availability and initial funding of the Facilities, other than the satisfaction (or waiver by the Lead Arrangers) of those conditions that are expressly stated in Exhibit C to be conditions to the availability and initial funding under the Facilities on the Closing Date (and upon satisfaction (or waiver by the Lead Arrangers) of such conditions, the initial funding under the Facilities shall occur).

Notwithstanding anything in this Commitment Letter (including, for the avoidance of doubt, the Term Sheet), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties required to be made and accurate on the Closing Date shall be (A) such of the representations and warranties made by or with respect to the Company and its subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right to terminate (taking into account any applicable cure provisions) your (or its) obligations under the Purchase Agreement, or the right not to consummate the Acquisition, in each case pursuant to terms of the Purchase Agreement, as a result of a breach of such representations and warranties in the Purchase Agreement (in each case, in accordance with the terms thereof), without any liability to you or your applicable affiliate (the “Specified Purchase Agreement Representations”), and (B) the Specified Representations (as defined below), and (ii) the terms of the Facilities Documentation and the Closing Deliverables (as defined in Exhibit C) shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the conditions expressly stated in Exhibit C hereto as conditions to the initial funding under the Facilities on the Closing Date are satisfied (or waived by the Lead Arrangers), it being understood that, to the extent any security interest in any Collateral (as defined in Exhibit B) (other than to the extent that a lien on such Collateral may be perfected solely by (i) the filing of a financing statement under the Uniform Commercial Code in the office of the Secretary of State (or equivalent office in the relevant states) of any applicable jurisdiction of organization located in the United States (or any state thereof) or (ii) the delivery of stock or similar certificates and corresponding stock powers representing equity interests or capital stock, in each case required to be pledged and delivered as Collateral under the terms of Exhibit B)); provided that any such stock or similar certificates and corresponding stock powers with respect to the Company and its subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Seller at least two business days prior to the Closing Date and to the extent that such stock or similar certificate and correspondence stock powers are not or cannot be pledged or perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, then the delivery of such Collateral (and/or the perfection of security interests therein) shall not constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date, but shall be required to be delivered and perfected, (x) in the case of any such stock or similar certificates and corresponding stock powers, within thirty (30) days following the Closing Date (in each case, subject to extension by the Administrative Agent in its reasonable discretion) and (y) in the case of all other applicable Collateral, within ninety (90) days after the Closing Date (in each case, subject to extensions by the Administrative Agent in its reasonable discretion) pursuant to arrangements to be mutually agreed among such parties acting reasonably. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors (after giving effect to the Acquisition) set forth in the Facilities Documentation relating to the corporate or other organizational existence of the Borrower and each Guarantor, organizational power and authority (as to execution, delivery and performance of the applicable Facilities Documentation) of the Borrower and the Guarantors, the due authorization, execution and delivery by the Borrower and each Guarantor of the Facilities Documentation and enforceability of the applicable Facilities Documentation against the Borrower and each Guarantor, solvency as of the Closing Date after giving effect to the transaction (such representation and warranty to be consistent in form and scope with the solvency certificate in the form set forth in Annex I attached to Exhibit C), no conflicts of Facilities Documentation with charter documents (limited to the execution, delivery, and performance of the Facilities Documentation, incurrence of indebtedness thereunder and the granting of the guarantees and the security interests in respect thereof), Federal Reserve margin regulations, the Investment Company Act, the Patriot Act, the use of proceeds of borrowings under the Facilities on the Closing Date not violating OFAC and FCPA, sanctions and other anti-corruption laws, and the creation, validity and perfection of security interests in the Collateral (subject to permitted liens and the limitations set forth in the preceding sentence and the Term Sheet). This Section 5 and the provisions contained herein shall be referred to herein as the “Certain Funds Provision”.

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6.	Indemnification; Expenses.

You agree (a) regardless of whether the Facilities close, to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons (other than, in each case, any Excluded Affiliate solely in its capacity as such) and the respective officers, directors, employees, agents, partners and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses (other than lost profits), claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Transactions or the Facilities or the use of proceeds thereof, or any claim, dispute, litigation, investigation or proceeding (“Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person within thirty (30) days after receipt of a written request (together with reasonably detailed backup documentation supporting such reimbursement request (which backup documentation, in the case of legal expenses, shall be satisfied by the delivery of the invoice)) for any reasonable and documented out-of-pocket legal (limited to one outside counsel for each group of Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel and a single regulatory counsel, if applicable, for all Indemnified Persons taken as a whole in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, such Indemnified Person; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent resulting from the willful misconduct, bad faith, fraud or gross negligence of such Indemnified Person or any of its Related Indemnified Persons (as defined below), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any of its Related Indemnified Persons under this Commitment Letter, the Fee Letter or the Facilities Documentation (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) to the extent arising from any dispute solely among Indemnified Persons other than any claims against any Commitment Party in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission on the part of Holdings, you or your subsidiaries, and (b) to reimburse the Commitment Parties for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of the Commitment Parties’ due diligence investigation, and reasonable and documented out-of-pocket fees, disbursements and other charges of one outside counsel to the Lead Arrangers identified in the Term Sheet (and those of any common diligence team at such identified counsel to the Commitment Parties), one outside counsel to the Administrative Agent, and, if necessary, of a single local counsel to the Commitment Parties, taken as a whole, in each relevant material jurisdiction), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”) to the extent an invoice is received at least three (3) business days prior to the Closing Date or, if invoiced after such date, within thirty (30) days following receipt of the relevant invoice (in each case, with backup documentation supporting such reimbursement request (which backup documentation, in the case of legal expenses, shall be satisfied by the delivery of the invoice)); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith, fraud or gross negligence of such Indemnified Person or any of its Related Indemnified Persons, and (ii) neither (x) any Indemnified Person or any of its Related Indemnified Persons, nor (y) you (or any of your subsidiaries or affiliates) or the Company (or any of its subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages (with respect to you in the case of this clause (y), other than in respect of any such damages incurred or paid by an Indemnified Person to a third party for which such Indemnified Person is otherwise entitled to indemnification hereunder) in connection with this Commitment Letter, the Fee Letter, the Facilities, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities. You shall not be liable for any settlement of any Action effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction against an Indemnified Person in any such Action, you agree to indemnify and hold harmless each Indemnified Person in the manner set forth above. You shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Action against such Indemnified Person in respect of which indemnity has been or could be sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Action and (ii) does not include any statement as to any admission of fault or culpability of such Indemnified Person.  Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return promptly any and all amounts paid by you under this paragraph to such Indemnified Person for any such losses, claims, damages, liabilities and expenses to the extent a court of competent jurisdiction has determined in a final and non-appealable judgment that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

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For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents or representatives of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate in this sentence pertains to a controlled affiliate involved in the negotiation of this Commitment Letter and the Facilities~~.~~

7.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that (i) subject to Section 11 of this Commitment Letter, each Commitment Party may share with any of its affiliates, and such affiliates may share with any Commitment Party, any information related to the Transactions, the Company (and its subsidiaries and affiliates) or any of the matters contemplated hereby and (ii) the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (except as contemplated below). You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, the Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and the Company, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, the Commitment Parties under this Commitment Letter.

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You further acknowledge that each Commitment Party and its affiliates is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party and its respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Company or your and their respective subsidiaries and other companies with which you, the Borrower, the Company or your and their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party, its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby).

8.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (except (x) by you to an affiliate that is a domestic “shell” company controlled, directly or indirectly, by you that consummates or intends to consummate the Acquisition in accordance with the Purchase Agreement and/or will become the ultimate borrower on the Closing Date and (y) by you in connection with any assignment that occurs as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition at the closing thereof in accordance with the Purchase Agreement to an entity controlled by you or Parent) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Unless you agree in writing in your sole discretion, no Commitment Party may assign all or any portion of its commitments hereunder (other than to any of its respective affiliates) until after the initial funding of the Term Loan Facility on the Closing Date and each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until after the initial funding of the Term Loan Facility on the Closing Date has occurred (and, for the avoidance of doubt, no such assignment shall relieve any Commitment Party of its obligations set forth herein, including the obligations of the Initial Lenders to fund the Facilities on the Closing Date on the terms and conditions set forth in this Commitment Letter); provided that, notwithstanding anything to the contrary contained herein, each party hereto hereby agrees that Blackstone shall have the right to (without the consent of any person or entity) reallocate, sell, assign or otherwise transfer its commitment in respect of the Facilities and/or any closing payment to one or more funds, accounts or clients managed, advised or sub-advised by them or their respective affiliates; provided, however, that no such re-reallocation, sale assignment or transfer shall reduce or release Blackstone from its commitment in respect of the Facilities hereunder until the actual funding of the applicable portion of the Facilities by the relevant transferee on the Closing Date and Blackstone must retain exclusive control over all rights and obligations with respect to its commitment prior to the Closing Date. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties (or in the case of the waiver of any condition set forth in Exhibit C hereto, the Lead Arrangers) and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Commitment Letter. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.  This Commitment Letter, together with the Fee Letter, supersedes all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that interpretation of the provisions of the Purchase Agreement (including with respect to satisfaction of the conditions contained therein, whether the Acquisition has been consummated as contemplated by the Purchase Agreement, any alleged Material Adverse Effect (as defined in the Purchase Agreement) and whether the representations and warranties made by the Company in the Purchase Agreement are accurate and whether as a result of any inaccuracy thereof you (or your applicable affiliate) have the right to terminate your (or its) obligations under the Purchase Agreement, or the right not to consummate the Acquisition, in each case pursuant to the Purchase Agreement as a result of a breach of such representations and warranties) and all issues and questions concerning the construction, validity, interpretation and enforceability of the Purchase Agreement shall, in each case, be determined pursuant to the Purchase Agreement, which is governed by, and construed in accordance with, the internal laws of the State of Delaware without giving effect to conflict-of-laws principles that might require the application of the laws of any other jurisdiction.

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For purposes of this Commitment Letter, “Disqualified Lenders” shall mean, collectively, (a) those banks, financial institutions and other institutional lenders, in each case separately identified by name in writing by you to us prior to the date hereof, (b) competitors (and any of their financial sponsors for so long as such sponsors own equity interests in such competitors) that directly or indirectly are engaged in the same or similar line of business as you or your subsidiaries or the Acquired Business and its subsidiaries and identified by name in writing by you to us from time to time (which list of competitors may be supplemented by the Borrower after the Closing Date by means of a written notice to the Administrative Agent but which supplementation shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Facilities), (c) any Person that invests primarily in distressed debt or “special situations” opportunities, (d) in the case of each of clauses (a) and (b), any of their affiliates that are either (i) clearly identified by name in writing by you from time to time to us (or, if after the Closing Date, to the Administrative Agent); provided that the inclusion of such persons as Disqualified Lenders shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Facilities, or (ii) readily identifiable on the basis of such affiliate’s name (other than any bona fide debt investment funds that are affiliates of the Persons referenced in clauses (a), (b) and (c) above) or (e) any Excluded Affiliates; provided that, in no event shall any fund or account operating as part of the credit and insurance division of Blackstone Inc. constitute a Disqualified Lender.

9.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

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10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, as to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the other transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

Notwithstanding anything herein to the contrary, interpretation of the provisions of the Purchase Agreement (including with respect to satisfaction of the conditions contained therein, whether the Acquisition has been consummated as contemplated by the Purchase Agreement, any alleged Material Adverse Effect (as defined in the Purchase Agreement) and whether the representations and warranties made with respect to the Company and its subsidiaries in the Purchase Agreement are accurate and whether as a result of any inaccuracy thereof you (or your applicable affiliate) have the right to terminate your (or its) obligations under the Purchase Agreement, or the right not to consummate the Acquisition, in each case pursuant to the Purchase Agreement as a result of a breach of such representations and warranties, without any liability to you or your applicable affiliate) and all issues and questions concerning the construction, validity, interpretation and enforceability of the Purchase Agreement and the exhibits and schedules thereto shall, in each case, be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

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11.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter or the Fee Letter or their terms or substance shall be disclosed by you, in whole or in part, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to your co-investors and to your and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case, on a confidential basis in connection with the Transactions, (b) if the Commitment Parties provide prior written consent to such proposed disclosure, (c) as may be required by the rules, regulations, schedules and forms of the SEC in connection with any filings made with the SEC in connection with the Transactions (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), (d) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), (e) to enforce any of your rights or remedies under this Commitment Letter, the Fee Letter or the Facilities Documentation or (f) to the extent that such information becomes publicly available other than by reason of improper disclosure by you or a breach of another confidentiality obligation owed to a Commitment Party by you, the Company or your or its respective affiliates or related funds; provided that (i) you may disclose this Commitment Letter and the contents hereof (but, other than with respect to clause (z), not the Fee Letter or the contents thereof) to (x) the Company and its officers, directors, employees, attorneys, accountants, agents and advisors, on a confidential basis and (y) the Seller, any direct or indirect equity holders of the Company and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, representatives, agents and advisors, on a confidential basis in connection with the Transactions, (ii) you may disclose the Fee Letter and the contents thereof to the Company, the Seller, any direct or indirect equity holders of the Company and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, representatives, agents and advisors, on a confidential basis in connection with the Transactions, and, in each case, redacted in a manner reasonably acceptable to the Commitment Parties, including in respect of the amounts, percentages and basis points of compensation, (iii) you may disclose the aggregate amount of the fees payable under the Fee Letter in connection with the preparation of a customary funds flow memorandum for the Transactions and (iv) you may disclose to the Company and the Company’s auditors the Fee Letter and the contents thereof after the Closing Date for customary accounting purposes, including accounting for deferred financing costs, on a confidential basis. The obligations under this paragraph shall automatically terminate in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its fees and substance) two years following the earlier of (i) the Closing Date and (ii) the termination of this Commitment Letter in accordance with its terms.

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent a Commitment Party or any affiliate thereof from disclosing any such information (a) pursuant to the order of any court or administrative agency (including the National Association of Insurance Commissioners and, without limitation, any filing of this Commitment Letter with the SEC) or otherwise as required by applicable law, legal process or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law, rule or regulation and except in connection with any order or request as part of a regulatory or self-regulatory examination or an audit or examination conducted by bank accountants or regulators, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority (including the National Association of Insurance Commissioners and, without limitation, any filing of this Commitment Letter with the SEC) or self-regulatory body having jurisdiction or oversight over such Commitment Party or any of its affiliates or pursuant to any routine regulatory reporting (in which case, such Commitment Party, to the extent permitted by law, rule or regulation and except in connection with any order or request as part of a regulatory or self-regulatory examination or an audit or examination conducted by bank accountants or regulators or any governmental or regulatory authority exercising routine examination or regulatory authority, agrees to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party or any of its affiliates in violation of this paragraph, (d) to the extent that such information is received by such Commitment Party or any affiliate thereof from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations to you, the Company, or the Borrower, (e) to the extent that such information is independently developed by such Commitment Party or its affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to such Commitment Party’s affiliates and such Commitment Party’s and its affiliates’ respective officers, directors, employees, legal counsel, accountants, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to actual or prospective Lenders, participants or assignees (or any of their respective advisors) or any actual or potential counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations (in each case, other than Disqualified Lenders); provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party) in accordance with market standards for the private dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (h) for purposes of establishing a “due diligence” defense, (i) to enforce any of its rights or remedies under this Commitment Letter or the Facilities Documentation, (j) to any Commitment Party’s experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential, (k) to a rating agency on a confidential basis for purposes of obtaining non-public “shadow” ratings or private ratings letter for the Facilities, to the CUSIP Service Bureau, Clearpar or Loanserv or any similar agency in connection with the issuance and monitoring of CUSIP numbers, Private Placement Numbers of any other similar numbers with respect to the Facilities, (l) with your written consent, (m) to any current or prospective leverage providers and financing sources, current and prospective limited partners or investors (in each case on a need-to-know and confidential basis) or (n) to a tax authority to the extent reasonably required for the purposes of the tax affairs of a party or its direct or indirect owners, and in connection with the filing of a tax return by a party or its direct or indirect owner; provided, further, that, no such disclosure shall be made to the members of such Commitment Party’s or any of its affiliates’ deal teams that are engaged as principals primarily in private equity or venture capital (a “Private Equity Affiliate”) or are engaged in the sale of the Company and its subsidiaries, including through the provision of advisory services (a “Sell Side Affiliate” and, together with the Private Equity Affiliates, the “Excluded Affiliates”) other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures to act in a supervisory capacity and the Commitment Parties’ internal legal, compliance, risk management, credit or investment committee members. Each Commitment Party’s obligations under this paragraph shall automatically terminate on the earlier of (i) two years after the date hereof and (ii) solely with respect to any Commitment Party that is a party to the Facilities Documentation, the Closing Date (in which case, for this clause (ii), the confidentiality provisions in the Facilities Documentation shall supersede the provisions of this paragraph).

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You grant each Commitment Party permission to use the names and logos of you, Holdings, the Borrower, the Company and your and their respective subsidiaries in such Commitment Party’s or its affiliates’ marketing materials; provided that any such logos or other materials are used solely in a manner that is not intended to or reasonably likely to harm or disparage you, Holdings, the Borrower, the Company or any of your or their subsidiaries or the reputation or goodwill of any of them.  With your reasonable approval, the Commitment Parties may place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the final closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Borrower, the Company and in each case its subsidiaries (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the Commitment Parties; provided that each Commitment Party hereby agrees not to include the name of any other Commitment Party in such advertisements or other materials without the prior consent of such other Commitment Party.

10

12.	Surviving Provisions.

The provisions of this Section 12 and the indemnification, confidentiality, jurisdiction, governing law, absence of advisory or fiduciary duty, waiver of jury trial, service of process, venue and information provisions contained herein and in the Fee Letter, and the alternative transaction fee provisions in the Fee Letter, shall remain in full force and effect regardless of whether definitive documentation relating to the Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreements to provide the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, information, absence of advisory or fiduciary duty, (which shall remain in full force and effect except as otherwise provided herein), shall, to the extent covered by the definitive documentation relating to the Facilities, automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding under the Facilities, and you shall no longer have any liability hereunder in connection therewith at such time (it being understood that your obligations under this Commitment Letter relating to, confidentiality, absence of advisory or fiduciary duty and information shall survive the execution and delivery of such definitive documentation to the extent set forth herein). You may terminate this Commitment Letter and/or the Initial Lenders’ commitments (on a pro rata basis among the Initial Lenders in the applicable Facility) with respect to any of the Facilities hereunder (in whole but not in part as to any Facility; provided that, if the Term Facility is terminated in whole, the Revolving Facility shall also be terminated in whole) at any time subject to the provisions of the preceding sentence.

13.	Patriot Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act” and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”)), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to each Commitment Party and each Lender.

14.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arranger executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on December 10, 2025. Each Commitment Party’s respective commitments hereunder and agreements contained herein will expire at such time in the event that the Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate (a) in the event that the initial borrowing in respect of the Facilities does not occur on or before 11:59 p.m., New York City time, on the fifth business day after the Outside Date (giving effect to any extensions thereto) (as defined in the Purchase Agreement), unless each of the Commitment Parties shall, in their sole discretion, agree in writing to an extension, or (b) if earlier, upon either (i) the valid termination of the Purchase Agreement in accordance with its terms prior to the closing of the Acquisition or (ii) the consummation of the Acquisition without the use of the Facilities; provided that the termination of any commitment pursuant to this sentence does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter is each a binding and enforceable agreement with respect to the subject matter contained herein or therein, it being acknowledged and agreed that the availability or funding of the Facilities on the Closing Date are subject only to the conditions precedent that are expressly stated in Exhibit C to be conditions to the initial funding under the Facilities on the Closing Date.

[Remainder of this page intentionally left blank]

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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP (on behalf of its affiliates and funds and accounts managed, advised or sub-advised by it or its affiliates)

By	/s/ Margaret McSpadden
Name: Margaret McSpadden
Title: Authorized Signatory

[Signature Page to Project Crystal Commitment Letter]

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By	/s/ Eric Liaw
Name: Eric Liaw
Title: Senior Managing Director and Treasurer

[Signature Page to Project Crystal Commitment Letter]

BENEFIT STREET PARTNERS LLC

By	/s/ Chris Zikakis
Name:	Chris Zikakis
Title:	Authorized Signer

[Signature Page to Project Crystal Commitment Letter]

MACQUARIE CAPITAL (USA) INC.

By	/s/ Courtney Mitchell
Name: Courtney Mitchell
Title: Authorized Signatory

By	/s/ Kevin Hwang
Name: Kevin Hwang
Title: Authorized Signatory

MACQUARIE PF INC.

By	/s/ Courtney Mitchell
Name: Courtney Mitchell
Title: Authorized Signatory

By	/s/ Kevin Hwang
Name: Kevin Hwang
Title: Authorized Signatory

[Signature Page to Project Crystal Commitment Letter]

Accepted and agreed to as of
the date first above written:

ContextLogic Holdings, LLC

By: ContextLogic LLC, its Managing Member
By: ContextLogic Holdings Inc., its Managing Member

By	/s/ Mark Ward
Name:	Mark Ward
Title:	President

[Signature Page to Project Crystal Commitment Letter]

Schedule I

Commitments

Commitment Party	Term Loan Facility	Revolving Facility
Blackstone Credit	$84,026,078.05	$9,770,474.20
Blackstone Finance	$23,473,921.95	$2,729,525.82
Benefit Street	$53,750,000.00	$6,250,000.00
Macquarie Lender	$53,750,000.00	$6,250,000.00
TOTAL	$215,000,000.00	$25,000,000.00

[Signature Page to Project Crystal Commitment Letter]

CONFIDENTIAL	EXHIBIT A
Project Crystal
$215.0 million Senior Secured Term Loan Facility
$25.0 million Senior Secured Revolving Facility

Transaction Description1
It is intended that:

(a)       ContextLogic Holdings, LLC, a Delaware limited liability company (the “Buyer”), which is controlled by ContextLogic, Inc, a Delaware corporation (“Parent”), intends to acquire (the “Acquisition”), directly or indirectly, certain of the issued and outstanding equity interests of US Salt Parent Holdings, LLC, a Delaware limited liability company (“Salt Parent” or the “Company”, and together with its subsidiaries and any assets of the Company and its subsidiaries, the “Acquired Business”) pursuant to the Purchase Agreement, dated as of the date hereof, by and among, inter alios, Parent, Company, Buyer and the Seller Parties identified therein (the “Seller”) (together with the schedules and exhibits thereto, and as may be amended, modified, supplemented or waived from time to time in accordance with Exhibit C to the Commitment Letter, the “Purchase Agreement”); provided that, on the Closing Date, immediately after giving effect to such acquisition, the Buyer shall own and control at least a majority of the outstanding voting equity interests of the Company;

(b)        the Borrower will obtain the Facilities described in the Summary of Principal Terms and Conditions attached as Exhibit B to the Commitment Letter (the “Term Sheet”), which will include (i) a senior secured term loan facility in an aggregate principal amount of $215.0 million (the “Term Loan Facility”), (ii) a senior secured revolving credit facility in an aggregate principal amount of $25.0 million (the “Revolving Facility”, and together with the Term Loan Facility, the “Facilities”);

(c)         all obligations of the Company and its subsidiaries as guarantors or grantors, and any pledge of the equity of the Company and its subsidiaries under that certain Credit Agreement dated as of July 19, 2021 among US Salt Investors, LLC as Borrower, the guarantors party thereto from time to time, Ares Capital Corporation as administrative agent and collateral agent and the other lenders party thereto from time to time (the “Existing Credit Agreement”), will be paid in full (and all guarantees of the Company and its subsidiaries in connection therewith shall be released) and, in each case, all security interests in connection with the foregoing will be terminated and released (the transactions described in this clause (c), the “Closing Refinancing”); and

(d)        investors (including any direct or indirect rollover equity of any existing investor, management, board member or employee of the Company) will directly or indirectly contribute to the Buyer an aggregate amount of cash and rollover equity (which, to the extent of any equity other than common equity, shall be on terms reasonable satisfactory to the Commitment Parties (provided that the terms of the class A convertible preferred units of ContextLogic Holdings, LLC outstanding as of the date hereof shall be deemed reasonably satisfactory to the Commitment Parties) (the “Equity Contribution”) that represents not less than 65.0% of the sum of (the “Capitalization Amount”) (1) the aggregate gross proceeds of the loans borrowed under the Facilities (as defined below) on the Closing Date (excluding Revolving Loans borrowed to (w) fund working capital or purchase price adjustments pursuant to the Purchase Agreement, (x) fund costs incurred in connection with the Transactions, (y) replace, backstop or cash collateralize any existing letters of credit, and (z) to fund any original issue discount or upfront fees plus (2) the amount of such Equity Contribution on the Closing Date;

1 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit A is attached, including the Exhibits thereto.  In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

A-1

CONFIDENTIAL	EXHIBIT A
(e)          the proceeds of the Equity Contribution, borrowings under the Facilities and cash on hand at the Company and its subsidiaries on the Closing Date will be used to finance all or a portion of the Transactions, including to fund (i) the payment of consideration by the Buyer pursuant to the terms and conditions of the Purchase Agreement, and the other payments by the Buyer contemplated by the Purchase Agreement (including purchase price adjustments, working capital adjustments and/or to pay for acquired cash) (“Acquisition Consideration”), (ii) the Closing Refinancing, (iii) fees and expenses incurred in connection with the foregoing and the transactions related thereto (“Transaction Costs”), (iv) to cash collateralize, backstop or replace letters of credit of the Company and its subsidiaries outstanding on the Closing Date (if any), and (v) working capital and general corporate purposes.

The transactions described in paragraphs (a) through (e) above, together with the transactions related thereto, are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter, “Closing Date” shall mean the date on which each of the following shall occur: (i) the initial funding under the Facilities and (ii) the consummation of the Acquisition.

A-2

CONFIDENTIAL	EXHIBIT B
Project Crystal
$215.0 million Senior Secured Term Loan Facility
$25.0 million Senior Secured Revolving Facility

Summary of Principal Terms and Conditions2

Borrower:	ContextLogic Holdings, LLC, or a wholly-owned subsidiary thereof (the “Borrower”)

Administrative Agent:
A financial institution reasonably acceptable to the Borrower and Blackstone, acting through one or more of its branches or affiliates, will act as sole and exclusive administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the banks, financial institutions and other institutional lenders and investors becoming parties to the Facilities Documentation (in each case, other than any Disqualified Lender), together with the Initial Lenders (the “Lenders”), and will perform the duties customarily associated with such roles.

Bookrunners and Lead Arrangers:
Each of Blackstone Alternative Credit Advisors LP (“Blackstone”), Benefit Street Partners LLC and Macquarie Capital (USA) Inc. will act as a lead arranger (in such capacity, together with any other lead arrangers or bookrunners appointed pursuant to the Commitment Letter, the “Lead Arrangers”) and as a bookrunner, and will perform the duties customarily associated with such roles.

Senior Secured Facilities:
A senior secured term loan facility in an aggregate principal amount of $215.0 million (the “Term Loan Facility”; the loans thereunder, the “Term Loans” and, together with the Revolving Loans, the “Loans”).

(B) A senior secured revolving credit facility in an aggregate principal amount of $25.0 million (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”), of which up to $10 million (less the aggregate face amount of any Substitute L/Cs outstanding) shall be available in the form of Letters of Credit (as defined below) which may be issued by a Lender through one or more designated third parties. The loans under the Revolving Facility are referred to as the “Revolving Loans”; the Lenders under the Revolving Facilities, the “Revolving Lenders”.

In connection with the Revolving Facility,  ABR loans shall be made available to the Borrower one business day following the date of delivery of any notice of borrowing and Term SOFR loans shall be made available to the Borrower three business days following the date of delivery of any notice of borrowing.

2 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including the Exhibits thereto.  In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

CONFIDENTIAL	EXHIBIT B

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of revolving loans or reimbursement obligations, which refusal or failure is not cured within two (2) business days after the date of such refusal or failure (unless such failure or refusal is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified, including, if applicable by reference to a specific default) has not been satisfied and such Lender has notified the Administrative Agent in writing of such determination); (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank (as defined below) or any other Lender any other amount required to be paid by it hereunder within two (2) business days of the date when due, unless the subject of a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations under the Revolving Facility or under other agreements in which it commits to extend credit; (iv) a Lender has failed, within three (3) business days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Revolving Facility or (v) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event or a Bail-In Action (to be defined in a manner consistent with the Documentation Principles).

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

CONFIDENTIAL	EXHIBIT B
Incremental Facilities:
The Facilities Documentation will permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facility and/or increase or extend the loans under any other existing term loan tranches under the Facilities (each, an “Incremental Term Facility”) and/or increase the Revolving Commitments (any such increase, an “Incremental Revolving Increase”; the Incremental Term Facilities and any Incremental Revolving Increase are collectively referred to as “Incremental Facilities”) provided that the Lenders of the applicable class will first be afforded the opportunity to provide any such Incremental Facility on the same terms and conditions (including with respect to pricing terms); provided that the existing Lenders must accept such opportunity to provide any such Incremental Facility within ten (10) business days after receipt of applicable terms and other information reasonably related to the contemplated transaction or else be deemed to have declined the opportunity to provide any such Incremental Facility and the Borrower shall have (x) the right to have a lender other than the existing Lenders provide such Incremental Facility and (y) no subsequent obligation to provide the existing Lenders the opportunity to provide any such Incremental Facility even if the terms change in good faith from those originally offered)) in an aggregate principal amount not to exceed the sum of the following (subject to the Limited Condition Transactions provisions set forth herein):

(x) (i) the greater of (a) 100% of Financing EBITDA and (b) 100% of TTM EBITDA plus (i) any amounts reallocated from the General Debt Basket less (ii) the aggregate principal amount of any Incremental Equivalent Debt incurred in reliance on the Shared Starter Amount) (the amount calculated pursuant to this clause (x), the “Shared Starter Amount”), plus

(y) (I) all voluntary prepayments, debt buybacks, prepayments utilizing yank-a-bank provisions and redemptions and repurchases (with respect to debt buybacks, prepayments utilizing yank-a-bank provisions and redemptions and repurchases based on the lesser of (x) the aggregate principal amount of indebtedness retired and (y) the amount of cash actually utilized) of the Term Loan Facility, any Incremental Term Facility, or other long-term Indebtedness or constituting a refinancing of Indebtedness originally incurred or established under the Shared Starter Amount and made prior to the date of any such incurrence, in each case except to the extent financed with long-term indebtedness (other than revolving loans), (II) the amount of any permanent reduction of commitments, including the amount of any commitment reductions utilizing yank-a-bank provisions, under the Revolving Facility, any Incremental Revolving Increase and Incremental Equivalent Debt in the form of a revolving facility, in each case except to the extent financed with long-term indebtedness (other than revolving loans), (III) all voluntary prepayments, debt buybacks, redemptions or repurchases of (or, in the case of any Refinancing Revolving Facility, any permanent reduction of commitments under) any Refinancing Debt previously applied to the prepayment of any of the foregoing set forth in this clause (y) (with respect to debt buybacks, prepayments utilizing yank-a-bank provisions and redemptions and repurchases based on the lesser of (x) the aggregate principal amount of indebtedness retired and (y) the amount of cash actually utilized), and (IV) in the case of an Incremental Facility that serves to effectively extend the maturity of the Term Loan Facility, the Revolving Facility, any Refinancing Facility and/or any other Incremental Facilities or Incremental Equivalent Debt, an amount equal to the portion of the Term Loan Facility, the Revolving Facility, Refinancing Facility, any other Incremental Facilities and/or Incremental Equivalent Debt, as applicable, to be replaced with such Incremental Facility, an amount equal to the portion of the relevant terminated commitment or loan provided, that such Incremental Facility replacing such portion of the Term Loan Facility, the Revolving Facility, Refinancing Facility or any other Incremental Facility and/or Incremental Equivalent Debt, as applicable, to the extent secured, shall rank either equal in priority or junior in priority to the liens securing the facility being replaced, provided, further, that, there shall be no “uptiering” (whether in regard of payment or lien priority) of Indebtedness permitted pursuant to or under the Prepay Incremental Amount (e.g., if pari passu Indebtedness is voluntarily prepaid in accordance with the terms hereof, only pari passu, junior lien, or unsecured Indebtedness may be incurred pursuant to the Prepay Incremental Amount using credit therefor; if junior lien or unsecured Indebtedness is voluntarily prepaid in accordance with the terms hereof, only junior lien, or unsecured Indebtedness may be incurred pursuant to the Prepay Incremental Amount using credit therefor; and if unsecured Indebtedness is voluntarily prepaid in accordance with the terms hereof, only unsecured Indebtedness may be incurred pursuant to the Prepay Incremental Amount using credit therefor)) (the amount calculated pursuant to this clause (y), the “Prepay Incremental Amount”); plus

CONFIDENTIAL	EXHIBIT B

(z) an unlimited amount, so long as after giving pro forma effect to the incurrence of such additional amount under this clause (z) (and after giving effect to all permitted acquisitions, similar investments or other customary pro forma events and adjustments but without, for the avoidance of doubt, giving effect to any amount incurred substantially simultaneously or contemporaneously therewith under clause (x) or (y) above and assuming all commitments under any Incremental Revolving Increase incurred pursuant to this clause (z) were fully drawn):

(A) if such Incremental Facility is secured by the Collateral and ranks pari passu in right of security with the Loans, the Consolidated First Lien Net Leverage Ratio (as defined below) does not exceed the Closing Date Consolidated First Lien Net Leverage Ratio,

(B) if such Incremental Facility is secured by the Collateral and ranks junior in right of security to the Loans, the Consolidated Senior Secured Net Leverage Ratio (as defined below) does not exceed 0.50x above the Closing Date Consolidated Senior Secured Net Leverage Ratio, or

(C) if such Incremental Facility is unsecured (or, in the case of Incremental Equivalent Debt, secured by assets that do not constitute Collateral), the Consolidated Net Leverage Ratio does not exceed 1.00x above the Closing Date Consolidated Net Leverage Ratio

(the amounts described in this clause (z), the “Ratio Incremental Amount” and, collectively with the Shared Starter Amount and the Prepay Incremental Amount, the “Available Incremental Amount”); provided that

(i) subject to the provisions with respect to Limited Condition Transactions (as defined below), no event of default exists or would exist after giving effect thereto,

(ii) the Incremental Facilities (A) will rank pari passu with the Facilities in right of payment, (B) shall not be guaranteed by any person other than a person that is or will become a Guarantor (as hereinafter defined) under the then-outstanding Facilities, and (C) to the extent secured, shall not be secured by any assets other than the Collateral (as defined below) (or, in the case of Incremental Equivalent Debt constituting Permitted Non-Guarantor Debt (as defined below), such indebtedness may be secured by assets that do not constitute Collateral),

CONFIDENTIAL	EXHIBIT B

(iii) (A) any Incremental Term Facility (other than with respect to interim loan facilities and bridge facilities (so long as the long term debt into which any such interim loan facility or bridge facility is to be converted satisfies this clause (iii))) will have (x) in the case of any Incremental Term Facility secured by the Collateral on a pari passu basis with the Term Loan Facility, a final maturity no earlier than the final maturity of the Term Loan Facility and (y) in the case of any Incremental Term Facility that is secured by the Collateral on a junior basis with the Term Loan Facility or that is unsecured, a final maturity date no earlier than the date that is 91 days following the final maturity of the Term Loan Facility and (B) the final maturity date of any Incremental Revolving Increase shall be no earlier than that (and there shall be no mandatory commitment reductions prior to the maturity of) of the existing Revolving Facility,

(iv) the weighted average life to maturity of any Incremental Term Facility (other than with respect to interim loan facilities and bridge facilities (so long as the long term debt into which any such interim loan facility or bridge facility is to be converted satisfies this clause (iv))) shall be no shorter than that of the Term Loan Facility (without giving effect to prepayments),

(v) subject to clauses (iii) and (iv) above, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder,

(vi) the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or a Term SOFR or ABR floor, but excluding any commitment, structuring, underwriting, ticking and arranger fees or other similar fees, in each case, that are not shared by all lenders providing such Incremental Facility) applicable to any Incremental Facility will be determined by the Borrower and the lenders providing such Incremental Facility; provided that with respect to any Incremental Term Facility (other than (A)  such facilities that have a final maturity date no earlier than the second anniversary following the final maturity of the Term Loan Facility,   (B) such facilities that are in an aggregate principal amount of less than the greater of (i) 50% of Financing EBITDA and 50% of TTM EBITDA  and (C) any customary Rule 144A high yield notes) that (x) is secured by the Collateral on a pari passu basis with the liens on the Collateral securing the initial Term Loan Facility and (y) ranks pari passu in right of payment to the initial Term Loan Facility (the “MFN Conditions”), if the all-in yield of such Incremental Term Facility exceeds the all-in yield of the Term Loan Facility (calculated in the same manner), by more than 50 basis points, the applicable margins for the Term Loan Facility shall be increased to the extent necessary so that the all-in yield on the Term Loan Facility is 50 basis points less than the all-in yield on such Incremental Term Facility (it being agreed that any increase in yield to any existing facility required due to the application of a Term SOFR or ABR floor on any Incremental Term Facility shall be effected solely through an increase in (or implementation of, as applicable) any Term SOFR or ABR floor applicable to such existing facility) (this paragraph (vi), collectively, the “MFN Provision”),

CONFIDENTIAL	EXHIBIT B

(vii) subject to clause (vi) above, any fees payable in connection with any such Incremental Facility shall be determined by the Borrower and the arrangers providing for such Incremental Facility,

(viii) (A) any Incremental Revolving Increase (x) shall be on the same terms (including maturity date, unused fees and interest rates but excluding upfront fees and other amounts) and pursuant to the same documentation (other than the amendment evidencing such Incremental Revolving Increase) applicable to the Revolving Facility, (y) may provide for the ability to participate with respect to borrowings and, subject to exceptions consistent with the Documentation Principles, repayments on a pro rata basis or less than pro rata basis (but not greater than pro rata basis, other than in connection with any refinancing thereof or repayment required upon the maturity thereof) with other then-outstanding Revolving Facilities, but (z) may provide for the ability to permanently repay and terminate revolving commitments on a pro rata basis, less than a pro rata basis or greater than pro rata basis with the Revolving Facility in a manner consistent with the Documentation Principles and (B) any Incremental Term Facility may provide for the ability to participate (x) with respect to any voluntary prepayments, on a pro rata basis, less than a pro rata basis or greater than a pro rata basis with the Term Loan Facility and (y) with respect to any mandatory prepayments, on a pro rata basis or less than a pro rata basis with (or, if such Incremental Term Facility is subordinated in right of security, on a junior basis to) the Term Loan Facility, and

(ix) except as otherwise specified by clauses (ii) through (viii) above, all other terms of such Incremental Facility shall be on terms and pursuant to documentation to be agreed between the Borrower and the applicable lenders providing such Incremental Facility; provided that to the extent such terms and documentation are not consistent with the terms of the existing applicable Facility, such terms shall either, at the option of the Borrower, (A) not be materially more restrictive to Holdings and the restricted subsidiaries (as determined by the Borrower), when taken as a whole, than the terms of the initial Term Loan Facility or Revolving Facility, as the case may be (except for covenants or other provisions applicable only to periods after the latest final scheduled maturity date of the initial Term Loan Facility or the Revolving Facility, as applicable) or (B) if favorable to the existing Lenders, in consultation with the Administrative Agent, be incorporated into the Facilities Documentation for the benefit of the existing Lenders without further amendment requirements, including, for the avoidance of doubt, at the option of the Borrower, any increase in the applicable margin relating to any existing Facility to achieve fungibility with such existing Term Loan Facility; and

CONFIDENTIAL	EXHIBIT B

it being understood that (I) the Borrower shall be deemed to have used capacity under the Ratio Incremental Amount (to the extent compliant therewith and unless otherwise elected by the Borrower) before capacity under the Shared Starter Amount or the Prepay Incremental Amount, and capacity under the Prepay Incremental Amount shall be deemed to be used before capacity under the Shared Starter Amount, (II) loans may be incurred under the Shared Starter Amount, Ratio Incremental Amount and Prepay Incremental Amount, and proceeds from any such incurrence under the Shared Starter Amount, Ratio Incremental Amount and Prepay Incremental Amount, may be utilized in a single transaction or series of related transactions occurring substantially concurrently by first calculating the incurrence under the Ratio Incremental Amount (without inclusion of any amounts incurred pursuant to the Shared Starter Amount or the Prepay Incremental Amount or amounts incurred pursuant to any revolving loans, in each case, incurred or to be incurred in connection with such transaction or series of related transactions) and then calculating the incurrence under the Prepay Incremental Amount (without inclusion of any amounts to be utilized pursuant to Shared Starter Amount), as applicable, and (III) in the event that any incremental loans or commitments (or a portion thereof) incurred under the Shared Starter Amount or the Prepay Incremental Amount subsequently could at any time be incurred under the Ratio Incremental Amount (for the avoidance of doubt, determined without duplication of such incremental loans or commitments), at such time such incremental loans or commitments shall (unless otherwise elected by the Borrower) automatically be divided, if applicable, and reclassified as indebtedness incurred under the Ratio Incremental Amount, and the Shared Starter Amount or the Prepay Incremental Amount, as the case may be, shall be deemed to be increased by the amount so reclassified); provided that for purposes of the calculation of the Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio or Consolidated Net Leverage Ratio (as applicable) used in determining the availability of Incremental Facilities, Incremental Equivalent Debt or any other ratio based debt incurrence, any cash proceeds of any Incremental Facilities or Incremental Equivalent Debt (as applicable) or other applicable ratio based debt will not be netted for purposes of determining compliance with the Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio or Consolidated Net Leverage Ratio (as applicable); provided, further, that in connection with the incurrence of any Incremental Term Facility in the form of delayed draw term loan commitments, at the Borrower’s election, any ratio incurrence test applicable thereto may either (x) be tested upon the initial establishment of such delayed draw term loan commitments assuming the commitments are fully drawn, in which case any subsequent draw under such delayed draw term loan commitments shall not be subject to any ratio incurrence test unless imposed by the lenders providing such delayed draw term loan commitments or (y) be tested upon each draw thereunder (immediately after giving effect to any acquisition or investments consummated concurrently therewith and, subject to any applicable caps on pro forma adjustments set forth in the provision entitled “Consolidated EBITDA”, other appropriate pro forma adjustment events); provided, further, that Lenders holding incremental delayed draw term loan commitments established pursuant to clause (y) without being subject to any incurrence test shall not have any voting rights until such time the applicable commitments are drawn (except with respect to any voting items requiring the consent of each Lender or each affected Lender).

CONFIDENTIAL	EXHIBIT B

The Borrower may in its discretion seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith (provided only that such other Lender is an “Eligible Assignee” (to be defined in the Facilities Documentation; provided that, in any event, “Eligible Assignees” shall not include any Person that invests primarily in distressed debt or “special situations” opportunities) and any such Eligible Assignee shall be subject to the consent of the Administrative Agent and each Issuing Bank, in each case, to the extent the consent of such person would be required for an assignment of the applicable loans or commitments to such Eligible Assignee).

In addition, the Borrower or any of its restricted subsidiaries may, in lieu of adding Incremental Term Facilities, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt (as defined below), provided that no event of default exists or would exist after giving effect thereto.

“Incremental Equivalent Debt” means indebtedness issued by the Borrower or any restricted subsidiary in lieu of loans under any Incremental Facility consisting of the issuance of senior or subordinated notes or loans (which may be unsecured or secured on a pari passu or junior lien basis), whether issued in a public offering, Rule 144A or other private placement or bridge financing in lieu of the foregoing, or senior or subordinated “Mezzanine” debt; provided that (u) the aggregate amount of Incremental Equivalent Debt shall not exceed the Available Incremental Amount, (v) except to the extent constituting Permitted Non-Guarantor Debt, such indebtedness shall not be incurred or guaranteed by any person other than the Borrower and the Subsidiary Guarantors and shall not be secured by any assets other than the Collateral; (w) if secured by Collateral, such indebtedness shall be subject to a customary intercreditor agreement reasonably satisfactory to the Required Lenders, (x) such Incremental Equivalent Debt (i) if secured by the Collateral on a pari passu basis with the Term Loan Facility, shall have a final maturity no earlier than the final maturity of the Term Loan Facility, (ii) if secured by the Collateral on a junior basis with the Term Loan Facility, secured by assets that do not constitute Collateral or unsecured, shall have a final maturity date no earlier than the date that is 91 days following the final maturity of the Term Loan Facility and (iii) shall have a weighted average life to maturity that is no shorter than the weighted average life to maturity of the Term Loan Facility (without giving effect to prepayments); provided that the requirements of this clause (x) shall not apply to any Incremental Equivalent Debt consisting of interim loan facilities and bridge facilities, so long as the long-term indebtedness into which such interim loan facility or bridge facility is to be converted satisfies this clause (x), (y) such Incremental Equivalent Debt shall have other terms (excluding pricing, fees, rate floors and optional prepayment or redemption terms) substantially consistent with or (taken as a whole) not materially more restrictive to Holdings and the restricted subsidiaries (as determined by the Borrower) than, those applicable to the initial Term Loan Facility (except for (A) covenants or other provisions applicable only to periods after the latest final scheduled maturity date of the loans under the initial Term Loan Facility then existing or (B) if favorable to the existing Lenders, in consultation with the Administrative Agent, as incorporated into the Facilities Documentation for the benefit of all existing Lenders (without further amendment requirements)) or such terms and conditions as are current market terms for such type of indebtedness and (z) Incremental Equivalent Debt that is in the form of term loans or notes (other than customary 144A high yield notes) that satisfies the MFN Conditions shall be subject to the MFN Provision (the requirements described in the foregoing clauses (w) through (z), the “Required Debt Terms”).  “Permitted Non-Guarantor Debt” means Incremental Equivalent Debt, Permitted Ratio Debt, Permitted Acquisition Debt and indebtedness incurred under a basket substantially consistent with Section 7.03(s) of the Precedent Documentation, in each case, that is incurred or guaranteed by a person that is not a Loan Party or is secured by any asset that is not Collateral; provided that, the aggregate principal amount of Permitted Non-Guarantor Debt shall not exceed the greater of (x) 50% of Financing EBITDA and (y) 50% of TTM EBITDA.

CONFIDENTIAL	EXHIBIT B

“Consolidated Total Debt” means, as of any date of determination, calculated on a pro forma basis, the aggregate principal amount of indebtedness of the Borrower and its restricted subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of third party indebtedness for borrowed money, all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, capitalized lease obligations and purchase money indebtedness, earnouts and other deferred purchase price obligations and amounts drawn under standby letters of credit solely to the extent not reimbursed within three (3) business days, and guarantees of the foregoing, net of all unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries. For the avoidance of doubt, it is understood that (i) [reserved], (ii) undrawn amounts under revolving credit facilities, (iii) [reserved], (iv) earn-out obligations, (v) deferred purchase price obligations (in the case of clauses (iv) and (v), until such obligations have become due and payable and are unpaid for a period of thirty (30) days), seller notes (unless such obligations have become due and payable) and (vi) swap obligations do not constitute Consolidated Total Debt.

“Consolidated First Lien Net Leverage Ratio” means the ratio of Consolidated Total Debt secured by liens on any of the Collateral on an equal priority basis with (but without regard to control of remedies) or senior priority basis to the liens on any of the Collateral securing the Facilities or any assets of the Borrower or any restricted subsidiary other than the Collateral to TTM EBITDA.

“Consolidated Senior Secured Net Leverage Ratio” means the ratio of Consolidated Total Debt secured by liens on any assets of the Borrower or any restricted subsidiary to TTM EBITDA.

“Consolidated Net Leverage Ratio” means the ratio of Consolidated Total Debt to TTM EBITDA.

 “Closing Date Consolidated First Lien Net Leverage Ratio” means 3.40:1.00.

CONFIDENTIAL	EXHIBIT B

“Closing Date Consolidated Senior Secured Net Leverage Ratio” means 3.40:1.00.

“Closing Date Consolidated Net Leverage Ratio” means 3.40:1.00.

“Consolidated EBITDA” (and, without duplication, component definitions, including, without limitation, net income) will (a) be based upon the consolidated net income (determined in accordance with GAAP) of the Borrower and its restricted subsidiaries and (b) include, without limitation, add-backs, adjustments or exclusions (and, as applicable, corresponding deductions) from consolidated net income, as applicable, for:

(i)          Interest, taxes, depreciation and amortization

(ii)         any non-cash impairment charge and any asset write off or write-down and the amortization of intangibles;

(iii)      any non-cash gain and/or charge, expense, or loss, including the excess or shortfall of rent expense over actual cash rent paid during the relevant period due to the use of straight line rent for GAAP purposes and any non-cash compensation charges, translation losses or non-cash expenses relating to the vesting of warrants (provided that to the extent any non-cash charge represents an accrual of or reserve for potential cash items in any future period, (i) the Borrower may determine not to add back such non-cash charge in the current period or (ii) to the extent the Borrower decides to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA, and excluding amortization of a prepaid cash item that was paid in a prior period);

(iv)       expenses, charges, costs, accruals, reserves and losses constituting extraordinary, unusual or non-recurring items or related to any single or one-time event (including, without limitation, any one time expense, charge, cost, accrual, reserve or loss (i) relating to marketing or rebranding, compliance with accounting standards, enhanced accounting function or other transaction costs or operational changes or improvements or associated with becoming a standalone entity or Public Company, in each case, whether or not consummated and (ii) arising out of any litigation (including derivative suits), inquiries, requests for information and other proceedings, including legal fees and costs incurred in connection therewith and any penalties or settlement payments in respect of any thereof);

(v)         all gains and charges from or on sales, dispositions or abandonments of assets and/or discontinued operations or assets outside the ordinary course of business (including, without limitation, asset retirement costs);

CONFIDENTIAL	EXHIBIT B

(vi)      pro forma “run rate” cost savings, operating expense reductions, operating improvements, contracted rate synergies and other cost synergies (other than, for the avoidance of doubt, revenue synergies) related to (x) the Transactions and (y) mergers and other business combinations, acquisitions and other investments (including any of the foregoing consummated prior to the Closing Date), de novos, divestitures, dispositions, the integration, consolidation or discontinuance of activities or operations, the lease of new facilities, the consolidation or closing of locations, restructurings, integration (including financial and management information systems and other IT upgrades), transition, insourcing initiatives, operating improvements, headcount reductions, new or revised compensation arrangements, cost savings initiatives and other business optimization initiatives or new service roll out, actions or events, including new contracts, contractual changes, increased pricing or volume and any other revenue enhancements in each case that are reasonably identifiable and factually supportable, in each case, to the extent projected to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken within the first eight (8) full fiscal quarters following the consummation or commencement, as applicable, thereof, in an amount with respect to clause (y) (other than related to the run rate effect of owners’ compensation adjustments with respect to any target at the time of, or in connection with, the acquisitions thereof), together with clause (vii) not to exceed 35% of Consolidated EBITDA (in each case, calculated after giving effect all addbacks and adjustments to Consolidated EBITDA);

(vii)      any expenses, charges, costs, accruals, reserves and losses (including duplicative running costs and any charge relating to tax restructuring) related to operating expense reductions, and other cost synergies, recapitalizations, restructurings, integration, transition, insourcing initiatives, operating improvements, cost savings initiatives, cost rationalization programs, and other business optimizations, initiatives, actions and events (including, without limitation, those related to the start-up, pre-opening, opening, curtailment, closure, and/or consolidation of distribution centers, operations, offices and facilities (including future lease commitments, lease breakage or other terminations, vacant facilities and establishing backup capacity), training for related personnel and relocation and reallocation of employees, equipment and other assets and resources; new product or systems design, system establishment, development and introductions (including intellectual property development); strategic initiatives; consulting and other professional fees; project start-up costs; establishing or expanding into new markets; expansion or initiation of new lines of business or market sectors; sales-force build-out; balance sheet adjustments and adjustments to existing reserves; curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); exiting, closing, winding down or termination of lines of business, locations or offices; settlement costs; costs related to customer disputes, distribution networks or sales channels; and contract termination, retention, recruiting, completion, stay, severance, relocation, signing, consulting and transition services arrangements  any tax restructuring) related to business optimization initiatives, actions and events, in an amount, together with clause (vi)(y) (other than any pro forma events occurring prior to the Closing Date or the run rate effect of owners’ compensation adjustments with respect to any target at the time of, or in connection with, the acquisitions thereof) not to exceed 35% of Consolidated EBITDA (calculated after giving effect to all addbacks and adjustments to Consolidated EBITDA);

CONFIDENTIAL	EXHIBIT B

(viii)   (A) all management, consulting, monitoring, transaction, investment banking or advisory fees and reimbursement of reasonable expenses and indemnities paid or accrued to any sponsor, equity holders or an affiliate (including operating partners), to the extent permitted (including rationalization, legal, tax, corporate, structuring and other costs and expenses), (B) all fees and expenses (i) relating to the board of directors and (ii) premiums for key-man life insurance and directors and officers insurance (C) fees and expenses paid to any financial or accounting advisors in connection with executing any GAAP conversion;

(ix)     (i) the charges incurred in connection with the Transactions, including to fund any arrangement or underwriting fees, (ii) charges incurred in connection with any investment, restricted payment, disposition, equity issuance (including any initial public offering of the Borrower or any direct or indirect parent company), issuance of Indebtedness, refinancing, recapitalization and/or other similar transaction (in each case, whether or not consummated) and/or (iii) the amount of any charge that is paid or reimbursed by any third party pursuant to indemnification, expense reimbursement and/or similar provisions or agreements and/or insurance;

(x)         earn-out obligation expense incurred in connection with the Acquisition and/or any other acquisition and/or other investment (including any acquisition and/or other investment consummated prior to the Closing Date) which is paid or accrued during the applicable period;

(xi)      fees, charges, costs and expenses incurred in connection with establishment, integration, implementation, replacement, transition, development or upgrade of software, operational, financial, reporting and information technology systems and technology initiatives;

(xii)       The amount of incremental contract value of Borrower and its restricted subsidiaries that Borrower projects would have been realized or achieved as EBITDA contribution from the entry into (and performance under) New Contracts during the relevant period had such New Contracts been effective and had performance thereunder commenced as of the beginning of the relevant period (which incremental contract value shall be subject only to certification by a responsible officer of Borrower and shall be calculated on a pro forma basis as though the full run rate effect, with respect to the applicable period, of such incremental contract value had been realized as EBITDA contribution on the first day of such period), including, without limitation, such incremental contract value attributable to New Contracts that are in excess of (but without duplication of) contract value attributable to New Contracts that has been actually realized as EBITDA contribution during such period in an amount  not to exceed 15% of Consolidated EBITDA (calculated after giving effect to all addbacks and adjustments to Consolidated EBITDA);[3]

3 “New Contracts” shall mean any or all binding and effective new agreements with new customers or, if generating incremental contract value, new agreements (or amendments, restatements, supplements or other modifications to existing agreements) with existing customers (including for price increases and new service introductions).

CONFIDENTIAL	EXHIBIT B

(xiii)     proceeds of business interruption and cyber insurance and other charges, losses or expenses to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by a third party, in each case, to the extent received in cash, or, in any other case, to the extent reasonably expected to be received by Borrower within 24 months of the end of the latest applicable period of insured loss (or periods of insured loss; it being agreed that (x) such periods will be deemed to end at the end of each relevant fiscal quarter, except with respect to the final period of insured loss, which will end on the last day of the insured loss and (y) there shall be a deduction to Consolidated EBITDA in the applicable future period for any amount so added back to the extent such proceeds are not received within such 24 month period), and, in any event, which claim has not been denied

(xiv)     (i) unrealized net gains/losses in the fair market value of any hedge arrangements and/or other derivative instrument pursuant to (in the case of such other derivative instruments) FASB ASC No. 815 – Derivatives and Hedging and (ii) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated hedging arrangements);

(xv)      any charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme which has been agreed to with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme, any long-term incentive plan or any similar equity plan or agreement (including any deferred compensation arrangement), including, without limitation, pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial costs, including amortization of such amounts arising in prior periods, and (ii) any charge in connection with the rollover, acceleration or payout of equity interests held by management, in each case under this clause (xv), to the extent any such charge is non-cash or is a cash charge that is funded with net cash proceeds contributed to Holdings or the Borrower as a capital contribution or as a result of the sale or issuance of qualified equity of the Borrower or Holdings;

(xvi)     unrealized net foreign currency translation or transaction gains or losses impacting net income (including, without limitation, currency re-measurements of Indebtedness and any unrealized net gains or losses from hedge agreements for currency exchange risk associated with the above or any other currency-related risk);

(xvii)  the amount of any expense or deduction associated with any restricted subsidiary attributable to non-controlling interests or minority interests of third parties;

CONFIDENTIAL	EXHIBIT B

(xviii)    non-cash effects of adjustments (including, without limitation, the effects of such adjustments pushed down to Holdings and its restricted subsidiaries) in such person’s consolidated financial statements pursuant to GAAP (including, without limitation, in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items thereof) resulting from the application of recapitalization accounting or the acquisition method of accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof;

(xix)    the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) to the extent not otherwise reflected in a change to the financial covenants;

(xx)      charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934 (the “Exchange Act”), as amended (and any comparable law in any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, and, to the extent associated with, or incurred in anticipation of, or preparation for, compliance with the requirements applicable to companies with equity or debt securities held by the public, directors’ or managers’ compensation, fees and expense reimbursement, disbursements, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees;

(xxi)      at the option of the Borrower, adjustments, exclusions and add-backs (x) consistent with Regulation S-X of the SEC (as in effect prior to January 1, 2021), or (y) set forth in a quality of earnings report delivered to the Administrative Agent in connection with an acquisition or other similar permitted investment conducted by a “Big-Four” accounting firm or any other accounting firm of regionally or nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent;

(xxii)     At the option of Borrower, (i) addbacks identified or contained in the financial model delivered to the Lead Arrangers on October 21, 2025, (including, for the avoidance of doubt, the pro forma adjustments contained therein) (together with any updates or modifications reasonably agreed between the Borrower and the Lead Arrangers, the “Financial Model”) and (ii) addbacks and adjustments (including pro forma adjustments) reflected in the Quality of Earnings report delivered to the Lead Arrangers on November 3, 2025 (the “Quality of Earnings Report”);

(xxiii)    other expenses, addbacks, adjustments, costs, and losses reasonably approved by the Required Lenders; and

(xxiv)     other add-backs or adjustments consistent with the Documentation Principles to be mutually agreed.

CONFIDENTIAL	EXHIBIT B

“Financing EBITDA” means $62.5 million.

“TTM EBITDA” means Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available (provided that copies of such internally available financial statements have been provided to the Administrative Agent for distribution to the Lenders) (or, in the case of the Financial Covenant (as defined below), the Interest Rate Step Down (each as defined below), the Commitment Fee Stepdown (as defined below) and the Excess Cash Flow step downs set forth below, the most recently completed four fiscal quarter period for which financial statements have been (or are required to be) delivered and ended on or prior to such date), calculated on a pro forma basis (for the avoidance of doubt after giving effect to any acquisition consummated concurrently therewith and any other acquisition, dispositions, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, all to be further defined in the Facilities Documentation).

Refinancing Facilities:
The Facilities Documentation will permit the Borrower or any Guarantor to refinance and/or replace loans under the Term Loan Facility (or any Incremental Term Facility) and/or loans and commitments under any Revolving Facility from time to time, in whole or part, in a principal amount not to exceed the principal amount of indebtedness so refinanced (plus an amount equal to accrued but unpaid interest, premiums and fees payable by the terms of such indebtedness and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such refinancing) with one or more new term facilities (each, a “Refinancing Term Facility”) or, in the case of a refinancing and/or replacement of loans or commitments under any Revolving Facility, new revolving credit facilities (each, a “Refinancing Revolving Facility” and, together with any Refinancing Term Facility, a “Refinancing Facility” or the “Refinancing Facilities”), under the Facilities Documentation with the consent of the Borrower and the lenders providing such Refinancing Facility, or, in the case of any Term Loan Facility or any Incremental Term Facility, with one or more additional series of unsecured notes or loans, senior secured notes or loans that will be secured by the Collateral (as defined below) on a pari passu basis with the Term Loan Facility, junior lien secured notes or loans that will be secured on a junior basis to the Term Loan Facility (such notes or loans, “Refinancing Notes” and, together with the Refinancing Term Facilities, the “Refinancing Term Debt” and together with the Refinancing Revolving Facilities, the “Refinancing Debt”); provided that (i) any such Refinancing Notes that are secured shall be subject to a customary intercreditor arrangement reasonably satisfactory to the Administrative Agent, (ii) (A) any Refinancing Debt that is secured on a pari passu basis with the Facilities shall not mature prior to the maturity date of, or, in the case of Refinancing Term Debt, have a shorter weighted average life to maturity (without giving effect to prepayments) than, the loans under the Term Loan Facility being refinanced (other than with respect to interim loan facilities and bridge facilities (so long as the long-term debt into which any such interim loan facility or bridge facility is to be converted satisfies this clause (A))) and no Refinancing Revolving Facility shall provide for scheduled amortization or commitment reductions prior to the then scheduled maturity date of the Revolving Facility and (B) any Refinancing Term Debt that is unsecured or secured on a junior lien basis shall not mature prior to the date that is 91 days following the maturity date of the loans under the Term Loan Facility being refinanced and has no scheduled amortization prior to 91 days following the maturity date of the loans under the Term Loan Facility being refinanced, (iii) if any such Refinancing Debt is secured, it shall not be secured by any assets other than the Collateral, (iv) if any such Refinancing Debt is guaranteed, it shall not be guaranteed by any person other than the Guarantors, (v) any Refinancing Term Facility may provide for the ability to participate (x) with respect to any voluntary prepayments, on a pro rata basis, less than a pro rata basis or greater than a pro rata basis with the Term Loan Facility and (y) with respect to any mandatory prepayments, on a pro rata basis or less than a pro rata basis with (or, if such Refinancing Term Facility is subordinated in right of payment or security, on a junior basis to) the Term Loan Facility and any other then-existing Term Loan Facilities, (vi) any refinanced debt that is secured by liens on a junior basis shall only be refinanced with Refinancing Debt that will be unsecured or secured by liens on a junior basis with the Term Loan Facility and refinanced debt that is unsecured shall only be refinanced with Refinancing Debt that is unsecured, (vii) the other terms and conditions (excluding those referenced in clauses (i) through (vi) above and excluding pricing, fees, rate floors and optional prepayment or redemption terms) of such Refinancing Debt are substantially consistent with, or (taken as a whole) not materially more restrictive to Holdings and the restricted subsidiaries (as determined by the Borrower) than, those applicable to the applicable loans under the Revolving Facility or Term Loan Facility being refinanced or replaced (except for (x) covenants or other provisions applicable only to periods after the latest final scheduled maturity date of the relevant loans under the Revolving Facility or Term Loan Facility existing at the time of such refinancing or replacement or (y) if favorable to the existing Lenders, in consultation with the Administrative Agent, as are incorporated into the Facilities Documentation for the benefit of all existing Lenders without further amendment requirements) and (viii) if the refinanced debt was subordinated in right of payment, the Refinancing Debt shall be subordinated on terms at least as favorable to the Lenders.

CONFIDENTIAL	EXHIBIT B
Purpose:
The letters of credit and proceeds of loans under the Revolving Facility will be used by the Borrower and its restricted subsidiaries for (i) on the Closing Date for the uses described in the Section entitled “Availability” and (ii) after the Closing Date for working capital and for other general corporate purposes (including permitted acquisitions, investments, restricted payments and other transactions not prohibited under the Facilities Documentation).

The proceeds of the Term Loan Facility will be used by the Borrower on the Closing Date, together with proceeds of the Equity Contribution, the borrowing under the Revolving Facility (if any) and cash on hand at the Company and its subsidiaries, to pay the Acquisition Consideration, to consummate the Closing Refinancing, to pay Transaction Costs and for working capital and general corporate purposes.

CONFIDENTIAL	EXHIBIT B
Availability:
Loans under the Revolving Facility may be made available on the Closing Date to fund amounts (A) to finance the Transactions and Transaction Costs, (B) to replace, backstop and/or cash collateralize existing letters of credit of the Company and its subsidiaries, (C) for working capital and purchase price adjustments (including purchase price adjustments including, for the avoidance of doubt, any purchase price adjustments in respect of the Transactions) and (D) for general corporate purposes; provided that such availability on the Closing Date with respect to amounts utilized for clause (A) or (D) shall not exceed  $10.0 million.

In addition, letters of credit may be issued on the Closing Date to backstop or replace letters of credit, guarantees and performance and similar bonds outstanding on the Closing Date (including by “grandfathering” such existing letters of credit in the Revolving Facility) or for other general corporate purposes.

Loans under the Revolving Facility will be available in U.S. dollars at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts consistent with the Documentation Principles (as defined below). Amounts repaid under the Revolving Facility may be reborrowed.

The Term Loan Facility will be available in U.S. dollars in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.
Default Rate:
Upon the occurrence and during the continuance of any payment or bankruptcy event of default, any principal payable under or in respect of the Facilities not paid when due shall bear interest at the applicable interest rate plus 2.00% per annum. Other overdue amounts shall bear interest at the interest rate applicable to ABR loans plus 2.00% per annum, at the option of the Required Lenders (or automatically upon a bankruptcy event of default).

Letters of Credit:
Standby letters of credit (“Letters of Credit”) under the Revolving Facility will be issued by a Lender designated by the Borrower (or, through one or more designated third parties) or such other party who agrees to act in that capacity reasonably acceptable to the Borrower and the Administrative Agent (each, an “Issuing Bank”); provided that, none of Blackstone or Macquarie (or any of their affiliates or managed or related funds) shall be required to act as an Issuing Bank. Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) unless arrangements reasonably satisfactory to the Issuing Bank have been entered into, the fifth business day prior to the final maturity of the Revolving Facility; provided that any Letter of Credit may provide for renewal thereof (which may be automatic) for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower within one (1) business day of the Issuing Bank’s written notice thereof to Borrower. To the extent that the Borrower does not reimburse the Issuing Bank within one (1) business day of such notice, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Commitments.

CONFIDENTIAL	EXHIBIT B

If any Lender becomes a Defaulting Lender, then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their Revolving Commitments up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the Letter of Credit exposure of such Defaulting Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent Letter of Credit exposure would exceed the commitments of the non-Defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Final Maturity and Amortization:
The Revolving Facility will mature on the date that is seven years after the Closing Date; provided that the Facilities Documentation shall provide the right for the Borrower to extend commitments and/or outstanding loans pursuant to one or more classes under the Revolving Facility with only the consent of the respective extending Lenders; it being understood that each Lender under the class that is being extended shall have been offered the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class.

The Term Loan Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan Facility commencing on the last day of the second full fiscal quarter ended after the Closing Date, with the balance payable on the final maturity date; provided that the Facilities Documentation shall provide the right for the Borrower to extend commitments and/or outstandings pursuant to one or more classes with only the consent of the respective extending Lenders under the Term Loan Facility; it being understood that each Lender under the class that is being extended shall have been offered the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class.

CONFIDENTIAL	EXHIBIT B
Guarantees:
All obligations of the Borrower and the Guarantors (the “Obligations”) under the Facilities and, at the option of the Borrower, under any interest rate protection, currency exchange or other hedging arrangements entered into with a Lender or any affiliate of a Lender at the time of entering into such arrangements or any other person from time to time specifically designated by the Borrower as a provider of “Secured Hedging Obligations” (“Hedging Obligations”) and under any cash management arrangements entered into with a Lender or any affiliate of a Lender at the time of the entering into of such arrangements or any other person from time to time specifically designated by the Borrower as a provider of “Secured Cash Management Obligations” (“Cash Management Obligations”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by the direct parent company of the Borrower (“Holdings”); the Borrower (except as to its own primary obligations) and, except to the extent (and for so long as) such a Guarantee would be prohibited or restricted by applicable law or any restriction in any contract existing on the Closing Date or at the time the relevant subsidiary was acquired, as applicable (including (i) any requirement to obtain the consent, approval, license or authorization of any governmental or regulatory authority or third party other than Holdings, the Borrower or any restricted subsidiary (unless such consent has already been obtained; it being understood that no Loan Party shall have the obligation to procure any such consent) and (ii) in the case of any restricted subsidiary acquired pursuant to a permitted acquisition or other investment not prohibited by the Facilities Documentation that has assumed secured indebtedness and any restricted subsidiary thereof that guarantees such secured indebtedness, in each case to the extent (and for so long as) such secured indebtedness prohibits such subsidiary from becoming a Guarantor (so long as such prohibition is not incurred in contemplation of such acquisition or investment)), in each case, not incurred in contemplation of avoiding a Guarantee of the Facilities, or would result in material adverse tax consequences or material regulatory or cost consequences, in each case, as determined in good faith by the Borrower in consultation with the Administrative Agent, each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. subsidiary of the Borrower (other than (a) any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “Code”) (a “CFC”), (b) any direct or indirect U.S. subsidiary that is a disregarded entity for U.S. federal income tax purposes if it does not have any material assets, directly or indirectly, other than the capital stock and/or capital stock and indebtedness of one or more foreign subsidiaries that are CFCs (such disregarded entity, a “FSHCO”), (c) unrestricted subsidiaries, (d) captive insurance companies, (e) not-for-profit subsidiaries, (f) special purpose entities, (g) immaterial subsidiaries (to be defined in a manner consistent with the Documentation Principles) and (h) any subsidiary where the Borrower reasonably determines in consultation with the Administrative Agent that the cost or burden of obtaining a guarantee by such subsidiary exceeds the practical benefit to the Lenders afforded thereby) (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), in each case, subject to additional exceptions consistent with the Documentation Principles.

Notwithstanding anything to the contrary, a subsidiary may become a non-Guarantor as a result of becoming a non-wholly owned subsidiary of the Borrower only if the transfer of a portion of the equity interests of such subsidiary is to a non-affiliate of the Borrower in connection with a transaction which is entered into for a bona fide business purpose and not primarily in contemplation of a Guarantor ceasing to constitute a Guarantor and solely to the extent (A) such release is treated as a new investment in such subsidiary (after giving effect to such release) and the Borrower has investment capacity to so designate such subsidiary as a non-Guarantor (measured as of the fair market value of such Guarantor at the time of such designation) and (B) such subsidiary does not own (or exclusively license) any intellectual property that is material to the business of the Borrower and its restricted subsidiaries (taken as a whole).

CONFIDENTIAL	EXHIBIT B
Security:
The Obligations, the Guarantees, any Hedging Obligations and any Cash Management Obligations will be secured on a first priority basis by substantially all of the present and after acquired assets of the Borrower and each Guarantor (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”), including: (a) a perfected first priority (subject to permitted liens and other exceptions consistent with the Documentation Principles) pledge of all of the capital stock of the Borrower and a perfected first priority (subject to permitted liens and other exceptions consistent with the Documentation Principles) pledge of all the capital stock directly held by the Borrower or any Guarantor in any material wholly-owned restricted subsidiary (which pledge, in the case of the capital stock of any FSHCO or of any foreign subsidiary of a U.S. entity that is a CFC, shall be limited to 65% of the voting stock and 100% of the nonvoting stock of such foreign subsidiary or such U.S. entity, as the case may be) (the collateral described in clause (a), collectively, the “Pledged Collateral”); and (b) a perfected first priority (subject to permitted liens and other exceptions consistent with the Documentation Principles) security interest in substantially all other tangible and intangible assets of the Borrower and each Guarantor (including but not limited to accounts receivable, as-extracted collateral inventory, equipment, general intangibles, investment property, intellectual property and the proceeds of the foregoing), in each case, subject to permitted liens and to customary exceptions to be agreed; provided that any mortgages on any material fee-owned real property constituting Collateral may be provided within 90 days after the Closing Date (subject to extensions by the Administrative Agent in its reasonable discretion).

CONFIDENTIAL	EXHIBIT B

Notwithstanding the foregoing, (a) the Collateral shall not include: (i) (x) any fee-owned real property with a fair market value below a threshold (as such fair market value is determined in good faith by the Borrower) to be agreed or that is located outside of the United States, (y) any fee-owned real property (whether already mortgaged, or is required or intended to be mortgaged, at any time of determination) located in a flood hazard area or such property or mortgage thereon would be subject to any flood insurance due diligence (other than in respect of initial flood determinations as to whether any property is located in a special flood hazard area or as otherwise permitted under this clause (y) with respect to flood insurance), flood insurance requirements or compliance with any flood insurance laws (it being agreed that (A) if it is subsequently determined that any property subject to, or otherwise required or intended to be subject to, a mortgage is or might be located in a flood hazard area, such property shall be excluded from the Collateral until a determination is made that such property is not located in a flood hazard area and does not require flood insurance, and (B) if there is an existing mortgage on such property, such mortgage shall be released if located in a special flood hazard area and would require flood insurance or if it cannot be determined whether such fee owned real property is located in a special flood hazard area or would require flood insurance if the time or information necessary to make such determination would (as determined by the Borrower in good faith) delay or impair the intended date of funding any loan or effectiveness of any amendment or supplement under the Facilities Documentation) and (z) and any leasehold interest in real property (it being understood that there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) motor vehicles, airplanes and other assets subject to certificates of title, except to the extent perfected by the filing of a Uniform Commercial Code financing statement, (iii) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a Uniform Commercial Code financing statement) and commercial tort claims, in each case, under a specified threshold to be agreed, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent (and for so long as) security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby or would require the consent of any governmental entity or third party (it being understood that no Loan Party shall have the obligation to procure any such consent) (except to the extent such prohibition or restriction is rendered ineffective under the Uniform Commercial Code), (v) any assets to the extent and only for so long as a pledge or security interest therein is prohibited or restricted by applicable law (including any requirement to obtain the consent, approval, license or authorization of any governmental or regulatory authority or third party other than Holdings, the Borrower or any restricted subsidiary (unless such consent has already been obtained or is no longer required (it being understood that no Loan Party shall have the obligation to procure any such consent)), after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law notwithstanding such prohibition, but excluding the proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition, (vi) (A) margin stock, (B) equity interests in unrestricted subsidiaries and (C) equity interests in joint ventures and other non-wholly owned subsidiaries (but only to the extent and for so long as that the organizational documents or other agreements with other equity holders do not permit or restrict the pledge thereof under restrictions that are enforceable under the Uniform Commercial Code to the extent such restriction existed on the Closing Date or on the date of acquisition of the relevant entity and such restriction was not entered into in contemplation of granting a security interest in such equity interests), but excluding the proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition), (vii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement, in each case, permitted under the Facilities Documentation, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings, the Borrower or any restricted subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (viii) any assets to the extent a security interest in such assets would result in material adverse tax consequences or material regulatory or cost consequences, in each case, as determined in good faith by the Borrower, in consultation with the Administrative Agent, (ix) any intent-to-use (or similar) trademark application prior to the filing of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; and (x) assets in circumstances where the cost, burden, difficulty or consequence of obtaining a security interest in or perfection of such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Borrower in consultation with the Administrative Agent (all of the items in clauses (i) through (x) above, collectively, the “Excluded Assets”); (b) control agreements and perfection by “control” (other than in respect of certificated Pledged Collateral and certain promissory notes that constitute Collateral over a threshold to be agreed) shall not be required with respect to any Collateral (including without limitation deposit accounts, other bank or securities accounts, etc.); (c) perfection by possession or control shall not be required with respect to any immaterial notes or other evidence of immaterial indebtedness under a threshold to be agreed; and (d) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

CONFIDENTIAL	EXHIBIT B

Notwithstanding the foregoing, the requirements of the preceding two paragraphs shall be subject to the Certain Funds Provision.

Three (3) business days’ prior written notice after an event of default has occurred and is continuing shall be required to foreclose on, or to exercise any remedies, including without limitation, voting rights or pledge with respect to, any equity interests, securities or instruments pledged as Collateral.

Mandatory Prepayments:
Loans under the Term Loan Facility shall be prepaid with:

(a) 50% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles) in excess of the greater of 15% of Financing EBITDA and 15% of TTM EBITDA for each fiscal year of the Borrower (commencing with the first full fiscal year ended after the Closing Date) with step-downs to 25% and 0% based upon achievement of Consolidated First Lien Net Leverage Ratio levels of 3.00:1.00 and 2.50:1.00, respectively, provided that (i) (A) voluntary prepayments, redemptions and repurchases (including permitted loan buy-backs and prepayments in connection with yank-a-bank provisions) of any Term Loans, any loans under any Incremental Term Facility, any Incremental Equivalent Debt, any Refinancing Term Facility and any other Indebtedness, in each case to the extent secured on a pari passu basis with the Term Loan Facility (and, for the avoidance of doubt, such reduction in respect of prepayments made at a discount or premium to par shall be limited to the amount actually paid in cash in respect of such prepayment), and the loans under the Revolving Facility (to the extent accompanied by a permanent reduction of the corresponding commitments) and (B) without duplication of amounts deducted from the calculation of Excess Cash Flow, amounts used for (or contractually committed, planned or budgeted to be used in the following fiscal year (which amounts, to the extent not actually used, shall be added to Excess Cash Flow in such subsequent fiscal year) for) acquisitions (including earn-out payments and deferred purchase price payments), other investments (excluding intercompany investments and investments in cash and cash equivalents), capital expenditures (including, without limitation, capitalized software expenditures) and certain restricted payments, in each case of clauses (A) and (B) made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, in the case of clauses (A) and (B) will, at the option of the Borrower, reduce the amount of Excess Cash Flow prepayments required for such fiscal year on a dollar-for-dollar basis, in each case so long as not financed with long-term indebtedness (other than revolving indebtedness) and (ii) Excess Cash Flow shall be reduced for amounts consistent with the Documentation Principles; provided that such amounts in clauses (i) and (ii) above shall not be deducted from more than one Excess Cash Flow calculation; provided, further, that for purposes of determining the applicable Excess Cash Flow percentage above, the Consolidated First Lien Net Leverage Ratio shall be recalculated to give pro forma effect to all such prepayments and expenditures set forth in clauses (i) and (ii) above that are made after the end of the applicable fiscal year but prior to the time such Excess Cash Flow payment is due;

CONFIDENTIAL	EXHIBIT B

(b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property using the 75% FMV Cash Consideration Basket (as defined below) by the Borrower and its restricted subsidiaries (including casualty insurance and condemnation proceeds, but, for the avoidance of doubt, with exceptions for sales of inventory in the ordinary course and other ordinary course dispositions, obsolete or worn-out property, property no longer useful in the business, sale leaseback transactions and other exceptions to be set forth in the Facilities Documentation or consistent with the Documentation Principles) in excess of the greater of (i) 15% of Financing EBITDA and (ii) 15% of TTM on a per transaction basis and subject to the right of the Borrower and its restricted subsidiaries to reinvest if such proceeds are reinvested (or committed to be reinvested) within 18 months and, if so committed to reinvestment, reinvested no later than 180 days after the end of such 18-month period; and

(c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries (except the net cash proceeds of any permitted debt other than Refinancing Debt).

Notwithstanding the foregoing, the Facilities Documentation will provide that in the event any indebtedness is incurred that is secured by the Collateral on a pari passu basis with the Term Loan Facility, such indebtedness may share in any prepayments made in respect of such facility or facilities sharing such Collateral required by clauses (a) and (b) of the immediately preceding paragraph (to the extent that such prepayments are required by the documentation governing such facility or facilities) on no more than a ratable basis, subject to certain exceptions consistent with the Documentation Principles.

CONFIDENTIAL	EXHIBIT B

Within the Term Loan Facility, mandatory prepayments shall be applied to the scheduled installments of principal of the Term Loan Facility in direct order of maturity. Mandatory prepayments in clauses (a) and (b) above shall be subject to customary limitations to the extent such prepayments (including the repatriation of cash in connection therewith) from non-U.S. restricted subsidiaries would (i) be prohibited, delayed or restricted by applicable law, rule or regulation or (ii) result in material adverse tax consequences or regulatory or cost consequences, in each case, as determined by the Borrower in good faith in consultation with the Administrative Agent.

Any Lender may elect not to accept any mandatory prepayment under clause (a) or (b) of the third preceding paragraph (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower and shall increase the “Available Amount Basket” (as defined below).

Voluntary Prepayments and Reductions in Commitments:
Voluntary prepayments of borrowings under the Facilities will be permitted at any time (subject to customary notice requirements), in minimum principal amounts consistent with the Documentation Principles, without premium or penalty except as described below, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Term SOFR borrowings prior to the last day of the relevant interest period. All voluntary prepayments of the Term Loan Facility will be applied to the remaining amortization payments under the Term Loan Facility as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

All mandatory prepayments with the proceeds of any non-permitted debt issuance or Refinancing Debt, all voluntary prepayments of the Term Loans, any mandatory assignment or repayment as a result of utilizing the “yank-a-bank” provisions) and any acceleration of the Term Loan Facility, in each case, whether before or after the commencement of any bankruptcy or insolvency proceeding, must be accompanied by a prepayment fee (the “Prepayment Fee”) equal to:

(a) 1.00% of the amount of the principal of the Term Loans prepaid, if such prepayment is made prior to the first anniversary of the Closing Date; and

(b) 0.00% with respect to any prepayments of the Term Loans made on or after the first anniversary of the Closing Date;

provided, that the Prepayment Fee shall not apply to any prepayments of the Term Loans made with in connection with (a) a change of control, (b) initial public offering, (c) enterprise transformative events[4] or (d) internally generated cash.

4  “Enterprise Transformative Event” means any acquisition, merger, consolidation, disposition, liquidation or Investment by any of the Borrowers, Holdings or any Restricted Subsidiary that is either (a) not permitted by the terms of any Loan Document immediately prior to the consummation of such transaction, (b) if permitted by the terms of the Loan Documents (prior to giving effect to any amendments) immediately prior to the consummation of such transaction, would not provide the Borrowers and their Restricted Subsidiaries with adequate flexibility under

CONFIDENTIAL	EXHIBIT B
Facilities Documentation:
The definitive documentation for the Facilities (the “Facilities Documentation”) shall be based on, and no less favorable to Holdings and its subsidiaries than that certain Credit Agreement dated as of April 30, 2024  (such Credit Agreement and the related loan documentation, each as may be amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Precedent Documentation”), shall contain the terms and conditions set forth in this Exhibit B and shall (x) reflect (i) the operational and strategic requirements of the Holdings and its subsidiaries in light of their size, industries and practices, matters disclosed in the disclosure schedules to the Purchase Agreement, the nature and structure of the Transactions and the Parent’s proposed business plan, (ii) changes in law or accounting standards since the date of the Precedent Documentation, (iii) the Administrative Agent’s customary agency and mechanical provisions and (iv) the provisions in the Credit Documentation shall include customary, “J. Crew”,  “Envision”  “Chewy” and “Serta” provisions no less favorable to the language in the Precedent Credit Agreement or otherwise to be mutually agreed, (y) take into account the terms set forth in the Commitment Letter as well as the Precedent Documentation, the investor’s existing credit facility differences related to the Borrower and its subsidiaries, their businesses and the Company’s business plan (collectively, the “Documentation Principles”). The Facilities Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, affirmative, negative and financial covenants and events of default expressly set forth in this Exhibit B, in each case, applicable to Holdings (to the extent consistent with the Precedent Documentation), the Borrower and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles (it being understood that all exceptions, baskets and thresholds that are subject to a monetary cap shall include a “builder” or “grower” component based on a percentage of TTM EBITDA of the Borrower that is equivalent to the initial monetary cap on the Closing Date). To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior to the Closing Date) are qualified by or subject to “material adverse effect”, the definition thereof shall be Material Adverse Effect (as defined in the Purchase Agreement). Counsel for the Borrower shall initially draft the Facilities Documentation consistent with the Documentation Principles.  Notwithstanding the foregoing, the Facilities Documentation shall reflect the following modifications to the Precedent Documentation:

(i)  any term or provision requiring the determination of the Administrative Agent, the satisfaction of the Administrative Agent, the acceptance of the Administrative Agent (or any similar requirement) shall instead be required to be determined by, satisfactory to or accepted by a representative of Blackstone;

the Loan Documents for the continuation and/or expansion of the Borrowers’ business, to make improvements to operational efficiency or otherwise facilitate growth or profitability, as reasonably determined by the Borrowers acting in good faith or (c) is for consideration greater than $150,000,000.

CONFIDENTIAL	EXHIBIT B

(ii)  dispositions pursuant to Section 7.05(l) of the Precedent Documentation and investments pursuant to Section 7.02(z) of the Precedent Documentation, in the aggregate, shall not exceed an amount equal to the amount of indebtedness permitted to be incurred pursuant to Section 7.03(u) of the Precedent Documentation;

(iii)  modify Section 7.06(d) to eliminate reference to Section 7.15 therein; and

(iv)  eliminate the disposition basket set forth in Section 7.05(m).

Representations and Warranties:
Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, solely with respect to limited customary representations and warranties, Holdings): organization; existence, qualification and power; authority; compliance with laws; due authorization, execution, delivery and enforceability of the Facilities Documentation; no violation of or conflict with laws, organizational documents or material agreements; material governmental approvals (as such approval pertains to the Facilities Documentation); financial statements; no material adverse change (after the Closing Date); litigation; labor matters; use of proceeds; ownership of property; environmental matters; taxes; ERISA compliance; subsidiaries; margin regulations; Investment Company Act; PATRIOT Act; OFAC; FCPA and other anti-terrorism, anti-corruption and anti-money laundering laws and laws against sanctioned persons; disclosure (subject to knowledge with respect to information provided by the Company prior to the Closing Date); intellectual property; projections; creation, validity and perfection of security interests in the Collateral (subject to permitted liens and the Certain Funds Provision); and solvency at closing (such representation and warranty to contain a definition of solvency consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit C); subject, where applicable, in the case of each of the foregoing representations and warranties, to exceptions, qualifications and limitations, including for materiality, to be provided in the Facilities Documentation, which shall be consistent with the exceptions, qualifications and limitations for materiality after giving effect to the Documentation Principles; but in all respects limited on the Closing Date to the Specified Representations and the Specified Purchase Agreement Representations.

Conditions Precedent to Borrowing:
Subject to the Certain Funds Provision, the borrowing under the Facilities on the Closing Date will be subject only to the satisfaction (or waiver by the Lead Arrangers) of the conditions precedent expressly set forth in Exhibit C to the Commitment Letter; provided that, the notice of borrowing in respect of any borrowing on the Closing Date shall be delivered no less than three (3) business days (or such lesser number of days reasonably agreed by the Initial Lenders) in advance thereof.

Conditions Precedent to ongoing Borrowings:
After the Closing Date, each extension of credit under the Revolving Facilities will be conditioned upon (which conditions shall not be subject to the Limited Condition Transaction testing provisions): (a) delivery of notice of borrowing or request for issuance of letters of credit, as applicable, (b) accuracy of representations and warranties in all material respects and (c) absence of defaults and events of default.

CONFIDENTIAL	EXHIBIT B
Affirmative Covenants:
Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, in the case of further assurances as to security, Holdings): delivery of annual audited and quarterly unaudited financial statements (within 120 days for delivery of annual financial statements and 45 days for quarterly financials, and with an extended period of 150 days for delivery of the first annual financial statements (which may, at the election of the Borrower, cover the period solely from the Closing Date through the last day of the fiscal year in which the Closing Date occurs) and an extended period of 60 days for delivery of each of the first four fiscal quarters following the Closing Date and any quarter in which a material acquisition is consummated) (with (x) commencing with the first full fiscal year ending after the Closing Date, quarterly and annual financial statements to be accompanied by, in comparative form, the figures for the corresponding fiscal quarter of the previous fiscal year or the corresponding fiscal year, respectively, (y) in the case of quarterly financial statements, customary management discussion and analysis and (z) annual financial statements to be accompanied by an opinion of an independent accounting firm (which opinion shall not contain any scope qualification or any going concern or like qualification (other than an emphasis of matter paragraph), other than with respect to, or resulting from, (i) an upcoming maturity date of any indebtedness, (ii) any actual or potential inability to satisfy or comply with any financial covenant, (iii) any activities related to unrestricted subsidiaries or (iv) any change in accounting principles or practices reflecting changes in GAAP and required by the Borrower’s independent certificated public accountants); officers’ compliance certificates (which shall be required within five business days of the delivery of the annual financial statements and the quarterly financial statements (other than the last fiscal quarter of any fiscal year), and other information reasonably requested by the Administrative Agent; notices of default and other material events; payment of taxes; preservation of existence; maintenance of properties (subject to casualty, condemnation and normal wear and tear); maintenance of insurance; compliance with laws; maintenance of books and records; inspection rights (subject to frequency (so long as no payment or bankruptcy event of default exists) and cost reimbursement limitations to be agreed); covenant to guarantee obligations and give security; further assurances as to security; designation of unrestricted subsidiaries; and use of proceeds; subject, where applicable, in the case of each of the foregoing covenants, to exceptions, qualifications and limitations, including for materiality, to be provided in the Facilities Documentation, which shall be consistent with the exceptions, qualifications and limitations for materiality after giving effect to the Documentation Principles.

With respect to any period for which the Borrower is a reporting company under the Exchange Act, the Borrower shall be deemed to have satisfied its obligations to deliver financial statements if such financial statements are publicly filed with the SEC within the time periods specified above.

CONFIDENTIAL	EXHIBIT B
Negative Covenants:
 Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, in the case of the passive holding company covenant set forth below, Holdings): liens; investments (including acquisitions, loans, etc.); debt; fundamental changes; dispositions; restricted payments; transactions with affiliates; restrictions on negative pledge clauses; restrictions on subsidiary distributions; prepaying (excluding any permitted refinancing thereof and any mandatory prepayments required thereunder) and amending debt that is (x) subject to a junior lien, (y) contractually subordinated in right of payment to the Facilities or (z)  unsecured , with a principal amount in excess of the greater of 25% of Financing EBITDA and 25% of TTM EBITDA and with greater than one year left to maturity (together, “Junior Debt”); material changes in the nature of business; changes in fiscal year; restrictions on changes to documents governing Junior Debt, in each case to the extent materially adverse to the Lenders; and customary “passive holding company” restrictions applicable to Holdings, in each case, consistent with the Documentation Principles. Baskets and exceptions to the foregoing covenants will include baskets and exceptions (and all dollar baskets, including event of default thresholds, shall include a growth component based on a corresponding percentage of TTM EBITDA) consistent with the Documentation Principles and in any event, include (but not be limited to) the following:

(a)      (i) Indebtedness under the Facilities, Incremental Facilities, Incremental Equivalent Debt and Refinancing Debt, (ii) indebtedness subject to compliance with, on a pro forma basis after giving effect to such incurrence of indebtedness and customary pro forma events and adjustments, (w) if such indebtedness is secured by the Collateral and ranks pari passu in right of security with the Facilities, a Consolidated First Lien Net Leverage Ratio that does not exceed the Closing Date Consolidated First Lien Net Leverage Ratio, (x) if such indebtedness is secured by the Collateral and ranks junior in right of security with the Facilities, a Consolidated Senior Secured Net Leverage Ratio that does not exceed 0.50x above the Closing Date Consolidated Senior Secured Net Leverage Ratio and (y) if such indebtedness is unsecured or is secured exclusively by assets that do not constitute Collateral, a Consolidated Net Leverage Ratio no greater than 1.00x above the Closing Date Consolidated Net Leverage Ratio (such indebtedness under clauses (A) and (B), “Permitted Ratio Debt”), (iii) unsecured indebtedness in an amount equal to any cash equity contribution received by the Borrower after the Closing Date (other than equity cure contributions and contributions in respect of disqualified equity or contributions made to build the Available Amount Basket (as defined below)), (iv) indebtedness incurred or assumed in connection with permitted acquisitions or other permitted investments so long as (x) in the case of assumed indebtedness, (A) such indebtedness was not incurred in contemplation of such acquisition or other investment and (B) such indebtedness is non-recourse (except as to the applicable person or assets acquired pursuant to the applicable acquisition or investment) and (y) in the case of newly incurred indebtedness, the aggregate outstanding principal amount of such indebtedness does not subject to compliance with, on a pro forma basis after giving effect to such incurrence of indebtedness and customary pro forma events and adjustments, (w) if such indebtedness is secured by the Collateral and ranks pari passu in right of security with the Facilities, a Consolidated First Lien Net Leverage Ratio that does not exceed the Closing Date Consolidated First Lien Net Leverage Ratio, (x) if such indebtedness is secured by the Collateral and ranks junior in right of security with the Facilities, a Consolidated Senior Secured Net Leverage Ratio no greater than 0.50x above the Consolidated Senior Secured Net Leverage Ratio and (y) if such indebtedness is unsecured or secured exclusively by assets that do not constitute Collateral, a Consolidated Net Leverage Ratio no greater than 1.00x above the Closing Date Consolidated Net Leverage Ratio (such indebtedness under clauses (A) and (B), “Permitted Acquisition Debt”), (v) indebtedness incurred under a general basket in an amount not to exceed the greater of 40% of Financing EBITDA and 40% of TTM EBITDA (the “General Debt Basket”), which may be secured pursuant to the General Lien Basket (as defined below) by assets or property that do not constitute Collateral or to the extent secured by the Collateral on a junior lien basis to the liens securing the Obligations; (vi) indebtedness in respect of surety bonds, performance bonds and similar instruments issued for general corporate purposes incurred in the ordinary course of business; (vii) indebtedness in the form of unsecured earnouts, other unsecured contingent obligations and unsecured seller notes; provided, further, that to the extent such indebtedness in respect of any such unsecured seller notes are not subordinated in right of payment on terms reasonably satisfactory to the Required Lenders (which will allow payments when due subject only to no payment or bankruptcy event of default), such unsecured seller notes shall be subject to a cap of an aggregate outstanding principal balance not to exceed the greater of (x) 25% of Financing EBITDA and (y) 25% of TTM EBITDA; and (viii) indebtedness incurred in connection with the issuance of letters of credit by third-party financial institutions, (the “Substitute L/Cs”) which, together with the aggregate face amount of all Letters of Credit outstanding, shall not exceed the Letters of Credit sublimit; provided that Permitted Ratio Debt and Permitted Acquisition Debt shall be subject to the Required Debt Terms;

CONFIDENTIAL	EXHIBIT B

(b)         Liens (i) on the Collateral securing the Facilities, Incremental Term Facilities, Incremental Equivalent Debt and Refinancing Debt, (ii) securing Permitted Ratio Debt or Permitted Acquisition Debt (in each case, to the extent incurred under a clause that contemplates secured debt and liens of such type), (iii) securing indebtedness that is assumed in connection with a permitted acquisition or other permitted investment; provided that such indebtedness and liens were not incurred in contemplation of such transaction and such liens extend only to the assets acquired in connection with such transaction, (iv) obligations under a general lien basket in an amount equal to the General Debt Basket (which, in the case of consensual liens secured by the Collateral, may rank junior or equal in priority to the liens securing the Term Loans, but which shall be subject to customary intercreditor arrangements) (the “General Lien Basket”); provided that any such liens incurred under the General Lien Basket ranking equal in priority to the liens securing the Term Loans shall be subject to a cap of the greater of (x) 20% of  Financing EBITDA and (y) 20% of TTM EBITDA, (v) liens in respect of indebtedness set forth in clauses (a)(vi) and (vi) liens on the assets, and capital stock, of non-guarantor subsidiaries securing obligations of non-guarantor subsidiaries to the extent permitted to be incurred;

CONFIDENTIAL	EXHIBIT B

(c)        Restricted payments, investments and prepayments of Junior Debt (i) from a cumulative “builder” basket (the “Available Amount Basket”) equal to (A) the greater of (1) 35% of Financing EBITDA and (2) 35% of TTM EBITDA, plus (B) commencing with the first full fiscal year ending after the Closing Date, retained Excess Cash Flow (to the extent greater than zero) (which shall also include the proceeds of equity issuances and contributions after the Closing Date (other than excluded equity contributions, equity cure contributions and disqualified equity)) (this clause (B), the “Retained ECF Prong”), plus the proceeds and the fair market value (as reasonably determined by Borrower) of marketable securities or other property received by a Loan Party or a restricted subsidiary since the Closing Date from any person other than a Loan Party or a restricted subsidiary (other than proceeds of excluded equity contributions, equity cure contributions and the issuance of disqualified equity), plus other customary items, including the amount of Term Loans subject to prepayment but declined by the Declining Lenders as described in this Term Sheet); provided that (A) after giving pro forma effect to any restricted payment or prepayment of Junior Debt, (x) no event of default has occurred and is continuing and (y) solely to the extent made in reliance on the Retained ECF Prong, the Consolidated Net Leverage Ratio does not exceed 3.50:1.00 and (B) after giving effect to any investment made in reliance on the Available Amount Basket, (x) no payment or bankruptcy event of default has occurred and is continuing and (y) solely to the extent made in reliance on the Retained ECF Prong, the Consolidated Net Leverage Ratio does not exceed 3.75:1.00; and (ii) from the proceeds of any excluded equity contributions (other than equity cure contributions and disqualified equity) that do not increase the basket in clause (i) above;

(d)         (i) Restricted payments from a general basket equal to the greater of (1) 30% of Financing EBITDA and (2) 30% of TTM EBITDA (the “General Restricted Payment Basket”); provided that after giving effect to such restricted payment no payment or bankruptcy event of default has occurred and is continuing, (ii) additional restricted payments subject only to (x) after giving pro forma effect to such restricted payment, no event of default having occurred and being continuing and (y) after giving pro forma effect to such restricted payment, the Consolidated Net Leverage Ratio not exceeding 3.50x; (iii) payment of a regular dividend up to, in the aggregate with respect to any fiscal year, 7.00% of market capitalization of the ultimate parent of the Borrower; (iv) to the extent constituting a restricted payment, the consummation of the Transactions, (v) restricted payments made (A) in respect of earn-outs, working capital adjustments or purchase price adjustments pursuant to any permitted acquisition or other permitted investments and (B) in order to satisfy indemnity and other similar obligations in respect of any permitted acquisitions or other permitted investments and (vi) tax distributions to be mutually agreed.

(e)          (i) Payments of Junior Debt from a general basket equal to the greater of (1) 30% of Financing EBITDA and (2) 30% of TTM EBITDA (“General RDP Basket”), provided that after giving effect to such payment, no payment or bankruptcy event of default has occurred and is continuing (ii) additional payments of Junior Debt subject only to (x) after giving pro forma effect to such payment no event of default having occurred and being continuing and (y) after giving pro forma effect to such payment, the Consolidated Net Leverage Ratio not exceeding 3.50:1.00, (iii) prepayments, repayments and other payments in respect of seller notes (provided that to the extent such seller notes are subordinated in right of payment on terms reasonably satisfactory to the Required Lenders, such terms shall permit payments when due subject only to no continuing payment or bankruptcy event of default).

CONFIDENTIAL	EXHIBIT B

(f)          (i) Subject to compliance with the mandatory prepayment requirements for asset sales and other dispositions of property, asset sales and other dispositions of property on an unlimited basis for fair market value as long as, with respect to consideration received for any such disposition in excess of the greater of (1) 25% of Financing EBITDA and (2) 25% of TTM EBITDA, at least 75% of the consideration received in respect of such disposition consists of cash or cash equivalents (subject to customary exceptions to the cash consideration requirement, including a basket for non-cash consideration that may be designated as cash consideration capped at the greater of (1) 25% of Financing EBITDA and (2) 25% of TTM EBITDA) (the “75% FMV Cash Consideration Basket”); and (ii) asset sales and other dispositions of property from a general asset disposition basket equal to the greater of (1) 25% of Financing EBITDA and (2) 25% of TTM EBITDA; and

(g)         (i) Unlimited investments in the Borrower or any restricted subsidiary that is a Guarantor, (ii) investments in (x) restricted subsidiaries that are not Guarantors in an aggregate amount, together with the Non-Loan Party Permitted Acquisition Basket, not to exceed the greater of 30% of Financing EBITDA and 30% of TTM EBITDA (the “Non-Loan Party Investment Basket”) and (y) joint ventures in an aggregate amount not to exceed a specified amount, (iii) acquisitions so long as (a) after giving effect thereto, (1) no payment or bankruptcy event of default has occurred and is continuing with respect to the Borrower and (2) the Borrower shall be in pro forma compliance with the Financial Covenant (in each case, subject to the Limited Condition Transaction provision below) and (b) the acquired company and its subsidiaries or assets are in a permitted line of business; provided that, the aggregate consideration paid for acquisitions of persons that do not become Guarantors and assets that will not be owned by the Borrower or any Guarantor shall not exceed together with the Non-Loan Party Investment Basket, the greater of 30% of Financing EBITDA and 30% of TTM EBITDA (the “Non-Loan Party Permitted Acquisition Basket”), (iv) from a general investment basket equal to the greater of (1) 40% of Financing EBITDA and (2) 40% of TTM EBITDA, (v) additional investments subject to the Consolidated Net Leverage Ratio not exceeding 3.75:1.00; and (vi) investments in unrestricted subsidiaries basket equal to the greater of 20% of Financing EBITDA and 20% of TTM EBITDA (this clause (vi), the “Unrestricted Subsidiary Investment Basket”); provided that any transfer to an unrestricted subsidiary (including any restricted subsidiary subsequently designated as an unrestricted subsidiary) shall be treated as an investment in such unrestricted subsidiary pursuant to the Unrestricted Subsidiary Investment Basket, which basket may not be rebuilt and amounts incurred in reliance on such basket may not be reallocated or reclassified. For the avoidance of doubt, all transfers (including by way of investment (including by way of designation), disposition (including the grant of licenses) or restricted payment) in or to unrestricted subsidiaries shall be made solely pursuant to this Unrestricted Subsidiary Investment Basket

CONFIDENTIAL	EXHIBIT B

Notwithstanding anything herein to the contrary, (x) no Loan Party shall be permitted to transfer (whether pursuant to investment, disposition (including a grant of exclusive license), restricted payment or otherwise) Material Intellectual Property to any restricted subsidiary that is not a Loan Party and (y) none of Holdings, the Borrower or any restricted subsidiary shall be permitted to transfer (whether pursuant to investment (including through designation), disposition (including a grant of exclusive license), restricted payment or otherwise) Material Intellectual Property to any unrestricted subsidiary.

In each case at the Borrower’s option, (1) the General Restricted Payment Basket may alternatively be used for prepayments of Junior Debt and/or investments, and (2) the General RDP Basket may alternatively be used for investments. In the event any action or transaction meets the criteria of one or more than one of the categories of baskets, exceptions and thresholds within an applicable negative covenant (other than the incurrence of the indebtedness under the Facilities on the Closing Date), the Borrower shall be permitted to divide and classify such action or transaction (or portion thereof) and later (on one or more occasions) re-divide and/or reclassify under one or more of such baskets, exceptions and thresholds, within such covenant, including to reclassify utilization of any Fixed Amounts (as defined below) as incurred under any available Incurrence-Based Amounts (as defined below) (and including, for the avoidance of doubt, in connection with any Incremental Facilities). With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Facilities Documentation that does not require compliance with a financial ratio or test (including the Consolidated First Lien Net Leverage, the Consolidated Senior Secured Net Leverage Ratio and/or Consolidated Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provisions of the Facilities Documentation that requires compliance with a financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), (x) the Fixed Amounts shall be disregarded in the initial calculation of the financial ratio or test applicable to the Incurrence-Based Amounts and (y) thereafter, the incurrence of the portion of such amount under the Fixed Amount shall be included in the calculation of Incurrence-Based Amounts; provided that if any applicable financial ratio or test would be satisfied in any subsequent fiscal quarter following the utilization of any Fixed Amounts or other Incurrence-Based Amounts, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower.

CONFIDENTIAL	EXHIBIT B

In connection with any action taken solely in connection with (a) a permitted acquisition or other investment not prohibited by the Facilities Documentation, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing or (b) restricted payment or redemption or repayment of indebtedness requiring irrevocable notice (which may be conditional) in advance of such redemption or prepayment (each, a “Limited Condition Transaction”), for purposes of: (i) determining compliance with any provision of the Facilities Documentation (other than actual compliance with the Financial Covenant) that requires the calculation of any financial ratio or test, including the Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio and Consolidated Net Leverage Ratio (and for the avoidance of doubt, to also include any financial ratio or test set forth in the provisions under the heading “Incremental Facilities” above), (ii) determining compliance with representations and warranties, or a requirement regarding the absence of defaults or events of default or (iii) testing availability under baskets set forth in the Facilities Documentation (including baskets measured as a percentage of total assets or TTM EBITDA), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or the relevant irrevocable notice is given, as applicable (the “LCT Test Date”) (provided that the absence of any payment or bankruptcy event of default shall also be required on the date of consummation of any such Limited Condition Transaction), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) as if they had occurred on the first day of the most recent test period ending prior to the LCT Test Date (except with respect to any incurrence or repayment of indebtedness for purposes of the calculation of any leverage-based test or ratio, which shall in each case be treated as if they had occurred on the last day of such test period), the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with (it being understood that, at the Borrower’s option, the relevant ratios and baskets may be recalculated at the time of consummation of the Limited Condition Transaction). For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in TTM EBITDA of the Borrower or the person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided that, notwithstanding anything here, the testing provisions Limited Condition Transactions shall not apply to the conditions precedent to any borrowing of Revolving Loans.

If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of indebtedness or liens, the making of restricted payments, the making of any permitted investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of indebtedness, or the designation of an unrestricted subsidiary (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under the Facilities, any such ratio, test or basket shall be required to be satisfied on a pro forma basis (x) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have been consummated and (y) in the case of any restricted payments, assuming such Limited Condition Transaction and related transactions have not been consummated.

CONFIDENTIAL	EXHIBIT B
Financial Covenant:
With respect to the Term Loan Facility: None.

With respect to the Revolving Facility: a springing maximum Consolidated Net Leverage Ratio (the “Financial Covenant”) which will be set at 7.00:1.00, with no step-downs. The Financial Covenant will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis as of the last day of any fiscal quarter of the Borrower beginning with the second (2nd) full fiscal quarter period ending after the Closing Date if the aggregate principal amount of borrowings under the Revolving Facility (excluding, for the first four (4) fiscal quarters after the Closing Date, any revolving loans borrowed to finance acquisition consideration, transaction fees and expenses and pay for the Refinancing, but including drawn Letters of Credit that have not been reimbursed) exceeds 40% of the total principal amount of the Revolving Facility as of the last day of such fiscal quarter of Holdings.

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (other than disqualified equity, excluded equity contributions and contributions that increase the Available Amount Basket) made to Holdings (which shall be further contributed to the Borrower in the form of cash common equity) after the beginning of the most recently ended fiscal quarter and on or prior to the day that is 15 business days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure Period”) will, at the request of the Borrower, be included in the calculation of TTM EBITDA for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of TTM EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no more than five Specified Equity Contributions may be made during the term of the Facilities, (c) Specified Equity Contributions shall be disregarded for purposes of determining pricing, any financial ratio determination or any basket determination under the Facilities Documentation other than for determining compliance with the Financial Covenant, (d) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant and (e) there shall be no pro forma debt reduction or increase in cash with respect to the quarter with respect to which such Specified Equity Contribution was made for purposes of determining compliance with the Financial Covenant for the fiscal quarter for which the Specified Equity Contribution is made. The Facilities Documentation will contain a customary standstill provision with regard to exercise of remedies solely on the basis of an event of default having occurred and being continuing with respect to the Financial Covenant during the period in which any Specified Equity Contribution will be made after the receipt of written notice by the Administrative Agent of the Borrower’s intention to make a Specified Equity Contribution (it being understood that prior to the making of such Specified Equity Contribution or waiver of such default, such default shall continue to remain outstanding and the Borrower shall not, unless otherwise agreed by the Required Lenders, be permitted to incur loans under the Revolving Facility or request the issuance of letters of credit).

CONFIDENTIAL	EXHIBIT B
No portion of any Specified Equity Contribution shall be required to be applied as a mandatory prepayment.
Unrestricted Subsidiaries:
The Facilities Documentation will contain provisions pursuant to which, subject to (i) customary limitations on loans and advances to, and other investments in, unrestricted subsidiaries, (ii) the absence of an event of default both immediately prior to and following such designation and (iii) pro forma compliance with the Financial Covenant, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” (which such designation will be deemed to be an investment by the Borrower and its restricted subsidiaries taken as a whole in such unrestricted subsidiary at the time of the designation thereof) and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary provided that (x) no ownership of intellectual property material to the business of the Borrower and its restricted subsidiaries taken as a whole (“Material Intellectual Property”) may be transferred to (including by way of an exclusive license) an unrestricted subsidiary by the Borrower or any of its restricted subsidiaries, (y) no restricted subsidiary may be designated an unrestricted subsidiary if, on the date of and immediately after giving effect to such designation, such unrestricted subsidiary would own (or hold an exclusive license with respect to) Material Intellectual Property and (z) no unrestricted subsidiary may, at any time, own (or hold an exclusive licenses with respect to) to any Material Intellectual Property. In addition, at no time may any unrestricted subsidiary own any equity interests in any Loan Party or Restricted Subsidiary or hold any indebtedness or any lien on any property of any Loan Party or Restricted Subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Facilities Documentation. The redesignation of an unrestricted subsidiary as a restricted subsidiary will be deemed to be an incurrence by the Borrower and its restricted subsidiaries of the debt and liens of such unrestricted subsidiary at the time of redesignation thereof. Notwithstanding anything herein to the contrary, all transfers (including by way of investment (including by way of designation), disposition (including the grant of licenses) or restricted payment) in or to unrestricted subsidiaries shall be made solely pursuant to the Unrestricted Subsidiary Investment Basket; provided that such basket may not be rebuilt and amounts incurred in reliance on such basket may not be reallocated or reclassified.

CONFIDENTIAL	EXHIBIT B
Events of Default:
Limited to the following: nonpayment of principal, interest, fees or other amounts (with grace period of five business days for interest, fees and other amounts); failure to perform negative covenants (and affirmative covenants to provide notice of default or maintain Holdings, Borrower and any of their restricted subsidiaries’ corporate existence), failure to perform other covenants subject to a 30-day cure period after notice from the Administrative Agent (with the exception of the requirement to timely deliver annual or quarterly financial statements, which shall be subject to a 10-business day cure period); incorrectness of any representation or warranty in any material respect when made, in each case subject to a 30-day cure period after notice from the Administrative Agent to the extent capable of being cured; cross-default and cross-acceleration to other indebtedness subject to a threshold amount equal to the greater of 25% of Financing EBITDA and 25% of TTM EBITDA; bankruptcy events or other insolvency events of Holdings, the Borrower and its material restricted subsidiaries (with a customary grace period for involuntary events); monetary judgment defaults subject to a threshold amount equal to the greater of 25% of Financing EBITDA and 25% of TTM EBITDA; ERISA events having a material adverse effect; invalidity (actual or asserted in writing by the Borrower or any Guarantor) of the Facilities Documentation or material portion of the Collateral; and change of control (to include customary post-initial public offering provisions).

Any event of default under the Facilities Documentation (and any event of default resulting from failure to provide notice thereof) shall be deemed not to be “continuing” or “existing” if the events, acts or conditions that gave rise to such event of default have been remedied or cured or have ceased to exist; provided, that in no event will a Loan Party be required to provide retroactive notice of a default or event of default if it was not aware of such default or event of default prior to the time such default or event of default is cured pursuant to this provision; provided, further, that no such remedy or cure shall be effective to the extent the applicable Loan Party failed to deliver timely notice of the applicable default and/or event of default in accordance with the Facilities Documentation.

Notwithstanding the foregoing, (x) only Revolving Lenders holding at least a majority of the Revolving Loans and Revolving Commitments not held by defaulting lenders shall have the ability to amend the Financial Covenant (and any financial definition related thereto) and waive a breach of the Financial Covenant, and (y) a breach of the Financial Covenant shall not constitute a default or an event of default with respect to the Term Loan Facility or trigger a cross-default under the Term Loan Facility until the date on which the Revolving Loans and Revolving Commitments (if any) have been accelerated or terminated by a vote of the Revolving Lenders (other than defaulting lenders) holding at least a majority of the Revolving Loans and Revolving Commitments.

CONFIDENTIAL	EXHIBIT B
Voting:
Subject to the second paragraph under “Events of Default” above, amendments and waivers of the Facilities Documentation (other than amendments effecting the modifications described in the following two paragraphs in this “Voting” section) will require the approval of Lenders holding more than 50% of the aggregate principal amount of the loans and commitments under the Facilities (the “Required Lenders”); provided, that, to the extent there are two (2) or more Lenders that are not Affiliates of each other at such time, Required Lenders must include two (2) Lenders that are not Affiliates of each other, except that (i) the consent of each Lender directly adversely affected thereby shall also be required with respect to (a) increases and extensions of the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any amortization, interest or fee payment, (d) modifications to any payment waterfall and pro rata sharing provisions of the Facilities Documentation and (e) the subordination of (x) the Liens securing any of the Obligations on all or substantially all of the Collateral (“Existing Liens”) to the Liens securing any other Indebtedness or other obligations or (y) any Obligations in contractual right of payment to any other Indebtedness or other obligations and (ii) the consent of all Lenders shall be required with respect to (a) releases of all or substantially all Guarantors (or all or substantially all of the guarantees) or all or substantially all of the Collateral and (b) changes in voting thresholds.  Notwithstanding the foregoing, (i) any amendments or waivers of conditions to extensions of credit under any Incremental Facility (but not the conditions for implementing any such Incremental Facility described herein), as applicable, will require only the consent of Lenders holding or persons that will hold more than 50% of the aggregate commitments or loans, as applicable, under such facility or class and no other consents or approvals shall be required. The Facilities Documentation will contain customary protections for the Administrative Agent and Issuing Bank.

The Facilities Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any class of Term Loans is refinanced with a replacement class of term loans, or is modified with the effect of, bearing a lower rate of interest) other than any Lender holding Term Loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced class of Term Loans or modified Term Loans.

Modifications to provisions requiring pro rata payments or sharing of payments shall only require approval of the affected Lenders; except that non-pro rata distributions and commitment reductions will be permitted in connection with loan buy back or similar programs, “amend and extend” transactions or the addition of one or more tranches of debt and the like as permitted by the Facilities Documentation.

Cost and Yield Protection:
The Facilities Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy, liquidity and other requirements of law and from the imposition of or changes in certain withholding or other taxes (including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, regardless of the date enacted, adopted, issued or implemented) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Term SOFR borrowing on a day prior to the last day of an interest period with respect thereto, it being understood that the gross-up obligations shall not apply to withholding taxes imposed by Sections 1471 through 1474 of the Internal Revenue Code (and any amended or successor provisions to the extent substantially comparable thereto and not materially more onerous to comply with) and any regulations promulgated thereunder or guidance issued pursuant thereto.

CONFIDENTIAL	EXHIBIT B
Assignments and Participations:
The Lenders will be permitted to assign (other than to (a) any Disqualified Lender or (b) any natural person) loans and commitments under the Facilities with the prior written consent of the Borrower (such consent not to be unreasonably withheld); provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default and (ii) if such assignment is made to another Lender (other than to (x) any Disqualified Lender or (y) any natural person), as applicable, or an affiliate, approved fund, related fund or managed fund or account of such a Lender; provided, further, that, in the case of an assignment of Term Loans, the Borrower shall be deemed to have consented to an assignment if the Borrower has not otherwise rejected in writing such assignment within ten (10) business days after the date such consent is requested in writing. All assignments to a person that is not a Lender, an affiliate of a Lender or an approved fund, related fund or managed fund or account of a Lender will require the consent of the Administrative Agent (and, in the case of the Revolving Facility, each Issuing Bank), not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 (or if less, all of such Lender’s remaining loans of the applicable class). Assignments will be required to be pro rata among any of the Facilities.  An assignment fee in the amount of $3,500 shall be paid by the respective assignor or assignee to the Administrative Agent.  Notwithstanding anything herein to the contrary, (x) in no event shall any Blackstone Entities be deemed to constitute an “Excluded Affiliate” and (y) no consent, notice or recordation fee shall be required for any assignment or participation by a Blackstone Entity to another Blackstone Entity. For purposes hereof, “Blackstone Entities” means Blackstone Credit, Blackstone Finance any of their affiliates, and shall include, without limitation, certain funds, accounts and clients managed, advised, or sub-advised or administered by Blackstone Credit, Blackstone Finance or any of their respective affiliates, as the context may require, and any warehouse entity.

The Lenders will be permitted to sell participations (other than to (x) any Disqualified Lender, (y) the Borrower and its affiliates or (z) any natural person) in loans and commitments without notice to or consent of any person. Voting rights of participants shall be limited to matters in respect of (a) increases and extensions in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity, or the due date of any amortization, interest or fee payment, (d) releases of the guarantees of all or substantially all Guarantors (or all or substantially all of the value of the guarantees) or all or substantially all of the Collateral, and (e) changes in voting thresholds.

CONFIDENTIAL	EXHIBIT B

The Facilities Documentation shall provide that loans under the Term Loan Facility may be purchased by and assigned to Parent, any of its affiliates (for purposes of this paragraph, other than Holdings or any of its subsidiaries and other than natural persons) and Debt Investment Funds on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures; provided that (i) Parent and its affiliates (excluding any Debt Investment Funds) (each, an “Affiliated Lender”) will not receive information provided solely to Lenders and will not be permitted to attend/participate in Lender-only conference calls or meetings, (ii) loans owned or held by an Affiliated Lender shall be excluded in the determination of Required Lender votes (and such Term Loans, as applicable, shall be deemed to be voted pro rata to the non-Affiliated Lenders), except that no amendment, modification or waiver of the Facilities Documentation shall, without the consent of the applicable Affiliated Lender, deprive any Affiliated Lender of its pro rata share of any payment to which all Lenders of the applicable facility or tranche are entitled, (iii) loans owned or held by an Affiliated Lender shall not, in the aggregate for all such Affiliated Lenders, exceed 25% of the aggregate loans under the Term Loan Facility, any Incremental Term Facility and any Refinancing Term Facility at any time and (iv) each party to any such assignment shall make customary “big boy” disclaimers regarding material non-public information. For the avoidance of doubt, the limitations of the preceding clauses (i), (ii), (iii) and (iv) in the immediately preceding sentence shall not apply to Debt Investment Funds; provided that loans owned and held by a Debt Investment Fund shall not, in the aggregate for all such Debt Investment Funds, exceed 49.9% of the aggregate loans under the Term Loan Facility included in any Required Lender vote at any time. Notwithstanding the foregoing, (a) the Facilities Documentation shall permit (but not require) Parent or its affiliates to contribute any Term Loans acquired to Holdings or any of its subsidiaries for purposes of cancelling such debt, which may include contribution (with the consent of the Borrower) to the Borrower (whether through any of its direct or indirect parent entities or otherwise) in exchange for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity at such time and (b) if the Borrower or any Guarantor is the subject of an insolvency proceeding, Affiliated Lenders shall grant to the Administrative Agent a power of attorney, giving the Administrative Agent the right to vote the Affiliated Lenders’ claims in bankruptcy on all matters submitted to the Lenders for a vote, and such claims shall, in any event, be voted in the same proportion, for and against, as votes were cast on each matter by Lenders that are not Affiliated Lenders; provided that the foregoing shall not apply to any plan of reorganization that would treat an Affiliated Lender in a disproportionately adverse manner as compared to other Lenders.

For purposes of the foregoing, “Debt Investment Fund” means any bona fide debt fund or an investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which Parent and investment vehicles managed or advised by Parent that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity.

CONFIDENTIAL	EXHIBIT B

In addition, the Facilities Documentation shall provide that, so long as no payment or bankruptcy event of default is continuing, Term Loans may be purchased by and assigned to Holdings or any of its subsidiaries on a non-pro rata basis through open market purchases or Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures; provided that (1) any such Term Loans acquired by Holdings or any of its subsidiaries shall be retired and cancelled immediately upon acquisition thereof (or contribution thereto, including as contemplated by the second preceding paragraph), (2) no proceeds from any loan under the Revolving Facility shall be used to fund such assignments and (3) payment or bankruptcy no event of default has occurred and is continuing at the time of acceptance of bids for Dutch auctions or at the time of such open market purchase.

The Facilities Documentation will contain customary provisions allowing the Borrower to replace a Lender in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly adversely affected thereby (so long as the Required Lenders have approved the amendment or waiver), increased costs, taxes, etc. and Defaulting Lenders.

Expenses and Indemnification:
The Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers, in each case, incurred on or after the Closing Date (within thirty (30) days of a written demand therefor or, on the Closing Date to the extent invoiced at least three (3) business days prior thereto, in each case, together with reasonable backup documentation supporting such reimbursement request to the extent reasonably requested by the Borrower (which, in the case of legal expenses, shall be satisfied by the delivery of the invoice)) associated with the preparation, execution, delivery and administration of the Facilities Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one outside counsel to the Lead Arrangers and Lenders taken as a whole, one outside counsel to the Administrative Agent, and, if necessary, of one local counsel and one single regulatory counsel to the Administrative Agent and the Lenders taken as a whole, in each relevant material jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders within thirty (30) days of a written demand therefor, together with backup documentation supporting such reimbursement request (which backup documentation, in the case of legal expenses, shall be satisfied by the delivery of the invoice) (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one outside counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, of one local counsel and one single regulatory counsel, if applicable, to the Administrative Agent and the Lenders taken as a whole in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant material jurisdiction) in connection with the enforcement of the Facilities Documentation or protection of rights thereunder. Notwithstanding anything to the contrary herein, no such expense reimbursement shall be required in the event the Closing Date does not occur.

CONFIDENTIAL	EXHIBIT B

The Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and controlling persons and their respective officers, directors, employees, partners, agents and other representatives and their successors and permitted assigns) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses (other than lost profits), claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one outside counsel to the indemnified persons taken as a whole, and, if reasonably necessary, of one local counsel and one single regulatory counsel, as applicable, to the indemnified persons taken as a whole in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel to each group of similarly situated indemnified persons taken as a whole in each relevant material jurisdiction) incurred in respect of the Facilities or the use or the proposed use of proceeds thereof, or any Action relating to any of the foregoing, regardless of whether any such indemnified person is a party thereto, whether or not such Action is requested by the Borrower, its equity holders, affiliates, creditors or any other person, except to the extent they arise from the gross negligence, bad faith, fraud or willful misconduct of, or material breach of the Facilities Documentation by, the relevant indemnified person or any of its Related Indemnified Persons, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons other than any claims against an indemnified person in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Facilities and other than any claims arising out of any act or omission of the Borrower, or any of its affiliates, provided that no indemnified person nor the Borrower shall be liable for any indirect, special, punitive or consequential damages (other than, with respect to the Borrower, in respect of any such damages incurred or paid by an indemnified person to a third party for which such indemnified person is otherwise entitled to indemnification under the Facilities Documentation). Notwithstanding the foregoing, each indemnified person (and its Related Indemnified Persons) shall be obligated to refund and return promptly any and all amounts paid by the Borrower or any of its affiliates under this paragraph to such indemnified person (or its Related Indemnified Persons) for any such fees, expenses or damages to the extent a court of competent jurisdiction has determined in a final and non-appealable judgment that such indemnified person (or its Related Indemnified Persons) is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law and Forum:	New York.
Counsel to the Commitment Parties and Lead Arrangers:	Latham & Watkins LLP

CONFIDENTIAL	EXHIBIT B
Interest Rates:
The interest rates under the Term Loan Facility and the Revolving Facility will be, at the option of the Borrower, Term SOFR or ABR, in each case, plus the Applicable Margin.

“Applicable Margin” means, with respect to Term SOFR loans, 4.25% per annum and with respect to ABR loans, 3.25% per annum; provided that, following delivery of financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, the interest rate spreads with respect to the Term Loan Facility and the Revolving Facility will be subject to one 25 basis point reduction based upon achievement of a Consolidated First Lien Net Leverage Ratio  equal to or below 3.00:1.00 (any such reduction, the “Interest Rate Step Down”) and an increase to 4.50% per annum with respect to Term SOFR Loans and 3.50% with respect to ABR Loans upon achievement of a Consolidated First Lien Net Leverage Ratio above 4.00:1.00 (any such increase, the “Interest Rate Step Up”)

The Borrower may elect interest periods of 1, 3 or 6 months for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable (i) in the case of Term SOFR loans, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR loans, quarterly in arrears.

ABR is the Alternate Base Rate, which is the highest of (i) the “U.S. Prime Rate” as published by The Wall Street Journal, the Federal Funds Effective Rate (which if less than 0.00%, shall be deemed to be 0.00%) plus 1/2 of 1.00% per annum, (ii) Term SOFR for a one-month tenor plus 1.00% per annum and (iii) 1.75% per annum.

Term SOFR is the forward looking Secured Overnight Financing Rate term rate published two (2) U.S. government securities business days prior to the commencement of the applicable interest period and subject to a floor of 0.75% per annum (provided that the Facilities Documentation shall contain provisions with respect to the replacement of Term SOFR to be mutually agreed, which shall in any event require the Borrower’s consent to the adoption of any alternative reference rate and any conforming changes made in connection therewith). For the avoidance of doubt, Term SOFR borrowings shall not be subject to any credit spread adjustment.

Letter of Credit Fees:
A per annum fee equal to the applicable interest rate with respect to Term SOFR Loans under the Revolving Facility in effect from time to time will accrue on the aggregate face amount of outstanding Letters of Credit under the Revolving Facility, payable in arrears at the end of each quarter after the Closing Date and upon termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Revolving Lenders (other than to Defaulting Lenders) pro rata in accordance with their commitments under the Revolving Facility. In addition, the Borrower shall pay to the relevant Issuing Bank, for its own account, (a) a customary fronting fee at a rate to be mutually agreed between the Borrower the relevant Issuing Bank), payable in arrears at the end of each quarter after the Closing Date and upon termination of the Revolving Facility and (b) such Issuing Bank’s customary and reasonable issuance and administration fees.

I-B-1

CONFIDENTIAL	EXHIBIT B
Commitment Fees:
The Borrower shall pay to the Revolving Lenders (other than Defaulting Lenders) a commitment fee of 0.50% per annum on the undrawn portion of the commitments in respect of the Revolving Facility; provided that, following delivery of financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, commitment fee will be subject to one decrease to 0.375% per annum upon achievement of a Consolidated First Lien Net Leverage Ratio equal to or below 3.00:1.00 (any such reduction, the “Commitment Fee Step Down”). All commitment fees shall be payable quarterly in arrears on the last day of each calendar quarter commencing with the first full fiscal quarter after the Closing Date and upon the termination of the commitments.

I-B-2

CONFIDENTIAL	EXHIBIT C
Project Crystal
$215.0 million Senior Secured Term Loan Facility
$25.0 million Senior Secured Revolving Facility

Conditions Precedent

Subject to the Certain Funds Provision, the initial borrowing under each of the Facilities shall be subject solely to the satisfaction (or waiver by the Lead Arrangers) of the following conditions precedent:

1.          The Acquisition shall be consummated pursuant to the Purchase Agreement substantially concurrently with the initial funding of the Facilities without giving effect to any amendments thereto or modifications to the provisions thereof that, in any such case, are materially adverse to the interests of the Initial Lenders (in their capacities as such) without the consent of the Initial Lenders, such consent not to be unreasonably withheld, conditioned or delayed (provided that the Initial Lenders shall be deemed to have consented to any such amendment or modification unless they shall object thereto within three (3) business days after notice of such amendment or modification) (it being understood and agreed that (a) no reduction in the amount of the aggregate consideration for the Acquisition shall be deemed to be materially adverse to the interests of the Initial Lenders to the extent such reduction (i) (x) is less than 10.0% in the aggregate or (y) to the extent constituting a reduction of more than 10.0% in the aggregate, it is first applied to reduce the Equity Contribution on a dollar-for-dollar basis to an amount no less than the set forth in Exhibit A and, thereafter, it is applied to reduce the amount of the Equity Contribution and the commitments in respect of the Term Loan Facility on a pro rata basis, (b) any increase in the consideration for the Acquisition shall be deemed not to be materially adverse to the interests of the Initial Lender so long as such purchase price increase is funded with an increase in Equity Contribution or otherwise is not funded with additional indebtedness of Holdings and its subsidiaries and (c) any amendment or other modification to the definition of Material Adverse Effect (as defined in the Purchase Agreement) shall be deemed to be materially adverse to the interests of the Initial Lenders). It is agreed and understood that no increase or decrease in consideration pursuant to purchase price or similar adjustment provisions set forth in the Purchase Agreement shall constitute any decrease or increase in the acquisition consideration for purposes of this paragraph.

2.           The Closing Refinancing shall have been consummated or shall be consummated substantially concurrently with the initial borrowings under the Facilities.

3.          The Lead Arrangers shall have received the Financial Statements (as defined in the Purchase Agreement), including the Interim Financial Statements (as defined in the Purchase Agreement); provided that the Lead Arrangers hereby acknowledge that they have received prior to the execution of the Commitment Letter the Financial Statements described above.

4.           Each Loan Party shall have executed and delivered the Facilities Documentation to which it is a party, and the Lead Arrangers shall have received the following (the “Closing Deliverables”), in each case subject to the Certain Funds Provision (if applicable): (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s certificates, (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and Guarantors, (e) a solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit C from the chief financial officer or other officer with equivalent duties of the Borrower, or in lieu thereof at the option of the Borrower, an opinion of a nationally recognized valuation firm as to the solvency (on a consolidated basis) of the Borrower and its subsidiaries as of the Closing Date, and (f) customary borrowing requests.

C-1

CONFIDENTIAL	EXHIBIT C
5.          With respect to each of the Facilities, all documents and instruments necessary to perfect the Administrative Agent’s security interest (subject to liens permitted under the Documentation Principles) in the Collateral shall have been executed (to the extent applicable) and delivered and, if applicable, be in proper form for filing; provided, however, that this condition is subject in all respects to the Certain Funds Provision.

6.           The Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested in writing at least ten days prior to the Closing Date. At least three business days prior to the Closing Date (to the extent requested by any Administrative Agents or any Commitment Party at least ten days prior to the Closing Date), the Borrower or any Guarantor that qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 shall deliver beneficial ownership certificates substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association in relation to the Borrower or such Guarantor to each Administrative Agent or Commitment Party that so requests.

7.           Payment of all expenses (to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower)) and fees due to the Commitment Parties, the Administrative Agent and the Lenders under the Commitment Letter and the Fee Letter that are required to be paid on the Closing Date shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the Facilities).

8.           The Specified Purchase Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision.

 9.           The Specified Representations shall be true and correct in all material respects (or in the case of any such representation and warranty already qualified by materiality or “material adverse effect”, in all respects) on the Closing Date (unless such Specified Representations relate to an earlier date, in which case, such Specified Representations shall have been true and correct in all material respects as of such earlier date).

10.          Since the date of the Purchase Agreement, no Material Adverse Effect (as defined in the Purchase Agreement) shall have occurred.

11.          The Equity Contribution shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing of the Facilities, in at least the amount set forth in Exhibit A hereto.

12.          The Borrower shall have executed and delivered management rights agreement (on terms reasonably satisfactory to Blackstone) with each Lender that is a Blackstone Entity constituting a venture capital operating agreement.

C-2

CONFIDENTIAL	ANNEX I to EXHIBIT C
FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE
of
[COMPANY]
AND ITS RESTRICTED SUBSIDIARIES

Pursuant to the [_____] (the “Credit Agreement”), the undersigned hereby certifies as of the date hereof, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement and after giving effect to the application of the proceeds of such indebtedness:

a.
The fair value (measured on a going concern basis) of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
The present fair saleable value (measured on a going concern basis) of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in accordance with their terms in the ordinary course;

c.
The Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in accordance with their terms in the ordinary course; and

d.	The Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, (i) it is assumed the indebtedness and other obligations incurred under and in connection with the Facilities will come due at their respective maturities and (ii) the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

CONFIDENTIAL	ANNEX I to EXHIBIT C
IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer][chief accounting officer][specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[_________________________________]

By:
Name:
Title: